Exhibit 10.57

PURCHASING AGREEMENT

Products

Vendor:            Cardiovascular Systems, Inc.

Products:             ORBITAL ATHERECTOMY SYSTEM

Effective Date:        August 1, 2014

Agreement Number:     HPG-4037

 * Confidential treatment has been requested with respect to certain portions of this exhibit. Omitted portions have been filed separately with the Securities and Exchange Commission.

TABLE OF CONTENTS

1.0    Definitions                                            1
2.0    General Purchasing Provisions                                4
3.0    GPO Fees, Rebates, Reporting, Prices, Payments                        8
4.0    EDI and E-Commerce                                        10
5.0    Price Warranty                                            10
6.0    Taxes                                                11
7.0    Vendor Delivery Performance; Cancellation; Customer Service                12
8.0    Shipping Terms for Direct Purchases                                14
9.0    Representations and Warranties for Products and Services; Disclaimer of Liability        15
10.0    Indemnity                                            22
11.0    Confidentiality                                        23
12.0    Insurance                                            24
13.0    Termination of Agreement                                    25
14.0    Compliance Requirements; Books and Records; Credentialing                26
15.0    Merger of Terms                                        31
16.0    Modifications of Terms                                    32
17.0    Minority and Women Owned Business Enterprises                        32
18.0    Contracting for Environmentally Acceptable Products; Reprocessing            33
19.0    Miscellaneous                                            34
Exhibits

 * Confidential treatment has been requested with respect to certain portions of this exhibit. Omitted portions have been filed separately with the Securities and Exchange Commission.

PURCHASING AGREEMENT

This Purchasing Agreement is entered into by HealthTrust Purchasing Group, L.P., a Delaware limited partnership, having its principal place of business at 155 Franklin Road, Suite 400, Brentwood, Tennessee 37027 (hereinafter referred to as “HPG”), and the following entity:

Cardiovascular Systems, Inc., a Delaware corporation
Address:     651 Campus Drive
Saint Paul, MN 55112

(hereinafter referred to as “Vendor”), for the primary purpose of establishing the terms and conditions pursuant to which Participants (as hereinafter defined) may purchase certain products and services from Vendor.

WHEREAS, HPG is organized as a group purchasing organization with various healthcare providers and other organizations belonging to HPG as Participants;

WHEREAS, Participants have entered into Participation Agreements (as hereinafter defined) with HPG, which permit Participants and their Affiliates (as hereinafter defined) to obtain products and services under purchasing agreements between HPG and its vendors, provided Participants comply with the purchaser obligations stated in the purchasing agreements and Participants’ obligations under the Participation Agreements; and

WHEREAS, Vendor desires to offer certain of its products and/or services to Participants.

NOW, THEREFORE, HPG and Vendor hereby agree that Vendor shall provide the products and/or services described herein to Participants in accordance with the terms and conditions set forth herein.

1.0	Definitions

1.1.
“Affiliates” as applied to any particular entity, is defined as those entities, businesses, facilities, and enterprises, that are controlled by, controlling, or under common control with a stated entity, whether by ownership or contract; provided, however, that no shareholder of HCA Holdings, Inc. shall be deemed to be an “Affiliate”.

1.2.	“Agreement” shall be defined as this purchasing agreement, including all exhibits and other attachments expressly incorporated by reference herein, as amended from time to time.

1.3.
“Cause” shall be defined as any failure to perform or observe any material covenant or obligation contained in this Agreement, including any violation of state or federal laws, rules or regulations which would prohibit a Party or any Purchaser, as applicable, from participating in federal or state healthcare programs.

1.4.
“Confidential Information” shall be defined as information related to the business of a Party, Purchasers and their Affiliates, clients and patients that may be obtained as the result of performance under this Agreement. Confidential Information shall include, but is not limited to, the list of Participants, the terms of this Agreement, including the prices for Products and Services, and the sales volumes of Products and Services, in the aggregate or by Purchaser. Subject to the HIPAA Requirements (as defined in Section 11.3) and any applicable law or regulation, Confidential Information shall not include: (i) information that is publicly known prior to the disclosure or becomes publicly known through no wrongful act of the Receiving Party; (ii) information that was in lawful possession of the Receiving Party prior to the

 * Confidential treatment has been requested with respect to certain portions of this exhibit. Omitted portions have been filed separately with the Securities and Exchange Commission.

disclosure and was not received as a result of any breach of confidentiality with respect to the Disclosing Party; (iii) de-identified and aggregated transaction data related to purchases of Products and/or Services; or (iv) information that was independently developed by the Receiving Party without use of information received hereunder.

1.5.	“Disclosing Party” shall be defined as the Party, its Affiliate or a Purchaser that provides or discloses Confidential Information to the other Party, its Affiliate or a Purchaser hereunder.

1.6.	“Distributor(s)” shall be defined as any product distributor designated in Exhibit B.

1.7.
“Dual Source Award” shall be defined as an agreement by HPG not to contract with more than one alternative supplier from which Participants can purchase products and services comparable to those listed in Exhibit A during the Term.

1.8.	“EDI” shall be defined as Electronic Data Interchange.

1.9.	“Effective Date” shall be defined as the date this Agreement commences, which is designated in Exhibit B.

1.10.	“EFT” shall be defined as Electronic Funds Transfer.

1.11.	“Expiration Date” shall be defined as the date this Agreement expires, which is designated in Exhibit B.

1.12.	“FDA” shall be defined as the United States Food and Drug Administration.

1.13.
“Fill Rate” shall be defined as the average of the individual fill rates for all orders of a Product by stock keeping unit (or “SKU”) by all Purchasers during any calendar month, calculated by dividing the total units delivered undamaged within the delivery schedule requirements of Section 7.0 of this Agreement and/or Exhibit B by the total units ordered for such Product during such calendar month.

1.14.	“GLN” shall be defined as the Global Location Number assigned to each Purchaser by GS1.

1.15.	“GPO Fees” shall have the definition set forth in Section 3.1.

1.16.	“GPOID” shall be defined as the unique identification number assigned by HPG to each Purchaser.

1.17.
“Multi-Source Award” shall be defined as Vendor being designated as an approved source of Products and/or Services, with no limitation on HPG contracting with alternative suppliers from which Participants can purchase comparable products and services.

1.18.
“Optional Source Award” shall be defined as Vendor being designated as an approved source of the Products and/or Services, with no limitation on HPG or Participants contracting with alternative suppliers for purchases of comparable products and services, or on Participants purchasing comparable products and services from alternative suppliers on a non-contract basis.

1.19.	“OSHA” shall be defined as the Occupational Safety and Health Administration.

 * Confidential treatment has been requested with respect to certain portions of this exhibit. Omitted portions have been filed separately with the Securities and Exchange Commission.

1.20.
“Participant(s)” shall be defined as member(s) of HPG that have entered into a Participation Agreement, and their Affiliates, including but not limited to acute care facilities, hospitals, ambulatory surgery centers, imaging centers, alternate site entities, physician practices, rehabilitation facilities, psychiatric centers, clinics or any other kind of healthcare provider, as well as any distribution centers qualifying as a Participant and servicing other Participants.

1.21.
“Participation Agreement” shall be defined as a written member agreement between HPG and a Participant that permits the Participant and its Affiliates to purchase products and services from various vendors having purchasing agreements with HPG.

1.22.	“Party” and “Parties” shall be defined as Vendor and/or HPG, as the context requires.

1.23.
“Products” shall be defined as those goods listed in Exhibit A to this Agreement, and any instruments or other items provided by Vendor Personnel in connection with the use of the goods listed in Exhibit A.

1.24.	“Purchaser” shall be defined as any Participant obtaining Products and/or Services from Vendor.

1.25.
“Rebate” shall be defined as any amount paid by Vendor to HPG for allocation to Purchasers, based on purchases of Products and/or Services by Purchasers hereunder during a specified time period. The Rebate shall be determined as stated in Section 3.2 and any applicable Exhibit.

1.26.	“Recall” shall have the definition set forth in Section 9.8.

1.27.	“Receiving Party” shall be defined as the Party, its Affiliate or a Purchaser that receives Confidential Information from the other Party, its Affiliate or a Purchaser hereunder.

1.28.
“Services” shall be defined as those services listed in Exhibit A to this Agreement, as well as any services provided by Vendor Personnel in connection with any Purchaser’s purchase and/or use of Products, including conversion to and support for the Products, as well as training and education related to the Products.

1.29.
“Sole Source Award” shall be defined as an agreement by HPG not to contract with any alternative supplier from which Participants can purchase products and services comparable to those listed in Exhibit A during the Term.

1.30.
“Term” shall be defined, subject to the termination provisions of Section 13.0, as the period during which this Agreement is in effect, commencing on the Effective Date and expiring on the Expiration Date, or as extended pursuant to a written agreement signed by both Parties.

1.31.	“Vendor Personnel” shall be defined as any Vendor employees or Subcontractors (as defined in Section 19.6) of Vendor responsible for performing Services under this Agreement.

2.0	General Purchasing Provisions

2.1.
GPO Laws and Regulations. HPG represents and Vendor recognizes that HPG is a group purchasing organization as defined in 42 C.F.R. § 1001.952(j). The Parties acknowledge that it is their intent to establish a business relationship in which payments by Vendor to HPG and Purchasers comply with the exceptions to the Medicare and Medicaid Anti-Kickback statute set forth at 42 U.S.C. § 1320a-7b(b)(3) (A) and (C), the “safe harbor” regulations regarding discounts set forth in 42 C.F.R. § 1001.952(g), and the “safe harbor” regulations regarding

 * Confidential treatment has been requested with respect to certain portions of this exhibit. Omitted portions have been filed separately with the Securities and Exchange Commission.

payments to group purchasing organizations set forth in 42 C.F.R. § 1001.952(j); and the Parties believe that the relationship contemplated by this Agreement is in compliance with those requirements.

2.2.	Award Basis. HPG and Vendor agree that they are entering into this Agreement pursuant to the award basis designated in Exhibit B of this Agreement.

2.3.
Eligible and Ineligible Purchasers. Commencing on the Effective Date, all Participants shall be eligible to obtain Products and/or Services from Vendor under this Agreement. Vendor agrees to check BPG’s Participant list, located at:

https://scrubs.healthtrustpg.com/Listing.asp?route=Source/vendors/mm listings at least once every two (2) weeks, and to update its list of Participants within five (5) business days after checking the Participant list to accurately reflect the name, address, GPOID, GLN, and any other assigned identification code for each Participant. Vendor agrees to permit any new Participants added to the Participant list with access to Products and pricing under this Agreement by the end of such five (5) day period. HPG shall have the right at any time to request from Vendor a copy of its list of Participants for BPG’s review, and Vendor shall correct any inaccuracies in such list of Participants discovered by such review. If a Purchaser ceases to be a Participant of HPG during the Term, Vendor agrees not to thereafter allow such entity to purchase Products and/or Services under this Agreement. Any separate agreement entered into by Vendor and a Purchaser in connection with this Agreement, regardless of the terms therein, shall automatically terminate upon such Purchaser no longer being a Participant. Purchasers obtaining Products and/or Services from Vendor under this Agreement shall be considered third party beneficiaries hereunder.

2.4.
Membership Service Fee. If Vendor fails to list a new HPG member as a Participant or to permit any new HPG member listed as a Participant to make purchases hereunder within five (5) business days following the date HPG first publishes a Participant list with Participant listed as stated in Section 2.3, then HPG shall have the right to assess Vendor, and Vendor shall pay, within thirty (30) days of Vendor’s receipt of an invoice, the membership service fee specified in Exhibit B for each Participant not properly listed.

2.5.
Termination of Participant-Specific Arrangements. Any Participant desiring to avail itself of the contractual options, terms and conditions described herein may, at its option and without penalty or liability, terminate any existing contract or other arrangement with Vendor for the sole purpose of participating in the group purchasing arrangement set forth in this Agreement, notwithstanding any provision to the contrary in any such existing contract or arrangement.

2.6.
No Local Deals. During the Term, except as permitted by Exhibit B or any standardization incentive program offered hereunder, Vendor covenants that it will not solicit any Participant to enter into or negotiate a separate agreement for the same Products and/or Services offered hereunder without HPG’s prior written consent.

2.7.
Purchaser Obligations. Payment for purchases made by a Purchaser under this Agreement shall be the sole responsibility of such Purchaser; Vendor agrees that HPG shall have no responsibility and no obligation for such payments owed by Purchasers or for any other obligations of Purchasers under this Agreement.

2.8.	Direct Purchases. If Products and/or Services may be obtained directly from Vendor, as noted in Exhibit B, then upon receipt of an order from Purchaser, Vendor agrees to sell and deliver

 * Confidential treatment has been requested with respect to certain portions of this exhibit. Omitted portions have been filed separately with the Securities and Exchange Commission.

to Purchaser the Products and/or Services listed in the order at the prices set forth in Exhibit A (including any discounts or Rebates), subject to and in accordance with the terms and conditions stated in this Agreement. No minimum quantity or dollar amount shall apply to any order unless expressly stated in Exhibit B. If Vendor charges a Purchaser a price higher than that stated in Exhibit A, Vendor shall issue such Purchaser a refund (not a credit) in the amount of such overcharge/overpayment promptly following discovery by Vendor, or discovery by and notice to Vendor thereof by the Purchaser, but in no event later than thirty (30) days following any such notice. If Vendor charges a Purchaser a price lower than that stated in Exhibit A, then such Purchaser shall have no obligation to pay the amount of such undercharge to Vendor, nor shall Vendor have the right to set-off the undercharge against any refund due for an overcharge/overpayment, unless the undercharge was an error discovered and re-invoiced within thirty (30) days after the date of the original invoice. Vendor shall provide to Purchasers at least quarterly statements listing unapplied credits, and upon request by a Purchaser, shall promptly refund the amount of the unapplied credits.

2.9.
Purchases through Distributors. If any Product is available through a Distributor, as designated in Exhibit B, then the terms and conditions of this Agreement that apply to shipment directly from Vendor to a Purchaser shall not be applicable to purchases of such Products through a Distributor. The prices listed in Exhibit A shall be either net to Distributor or net to Purchaser, as designated in Exhibit B. Vendor shall provide to Distributors Product pricing and related information that is consistent with Exhibit A, any amendments to Exhibit A, and corresponding pricing files for EDI and Internet e-commerce transactions. Vendor shall assume total responsibility for obtaining from Distributors purchase information for each Purchaser so that Vendor accurately pays and reports GPO Fees and Rebates (if any). Vendor also agrees that, during the Term, it will not change its financial arrangements with any Distributor with respect to the Products in any manner which could result in an increase in the prices charged by Distributors to Purchasers hereunder.

2.10.
Effective Date and Firm Pricing. The obligation of Vendor to make Products and/or Services available hereunder shall commence as of the Effective Date. Except as otherwise provided herein, the provisions of this Agreement, including prices, shall be effective from the Effective Date through the Expiration Date. Prices for Products and/or Services may not be increased except pursuant to a written amendment to this Agreement.

2.11.
Capital Investments. Vendor assumes the full and complete risk of any capital investment Vendor makes to enable or to enhance its capabilities to serve HPG and to provide Products and Services to Purchasers under this Agreement. In no event will HPG, any Participant, or any Purchaser assume any financial or other risk associated with capital investments made by Vendor as a result of or related to this Agreement.

2.12.
Orders. The terms set forth in this Agreement shall apply to each order by a Purchaser, whether such order is communicated by Purchaser’s purchase order form, EDI, internet e-commerce, facsimile, orally, or any other method, or whether reference is made to this Agreement.

2.13.
Product Discontinuation. Vendor agrees to provide HPG at least six (6) months’ notice prior to discontinuation of any Product that is equipment and at least three (3) months’ notice prior to discontinuation of any Product that is a supply item. Subject to Section 2.14, replacement products shall have characteristics and specifications at least equal to that for the replaced Product and be offered at a price not greater than that of the replaced Product.

 * Confidential treatment has been requested with respect to certain portions of this exhibit. Omitted portions have been filed separately with the Securities and Exchange Commission.

2.14.
New Products. During the Term, if new technology related to Products becomes available from any supplier including Vendor, HPG shall have the right to evaluate and ultimately contract with such supplier so that HPG can offer New Technology Products to Participants. A “New Technology Product” shall be defined as a product that, as compared to existing Products and as demonstrated in independent, peer-reviewed publication(s): (i) offers significant technological advancements; (ii) will significantly improve clinical outcomes or patient care; or (iii) will significantly streamline work processes. Vendor shall provide Participants with an opportunity to purchase, at price points comparable to those applicable to Products under this Agreement, New Technology Products offered by Vendor and not referenced in Exhibit A. Vendor shall notify HPG of any New Technology Product at least thirty (30) days prior to such New Technology Product being made available for purchase through commercial/public release, but subsequent to FDA approval (if applicable). Before offering any new product in the product category, including a New Technology Product, to Participants for purchase, Vendor shall: (i) complete any product documentation requested by HPG; (ii) meet with HPG to provide required product information to HPG and its clinical committees; (iii) agree with HPG upon a price for such product; and (iv) amend Exhibit A to add such product at the agreed upon price. If Vendor offers any new product, including a New Technology Product, to Participants for purchase prior to completing (i) - (iv) above, Vendor agrees that Participants will pay the price specified on Exhibit A for the most comparable Product on this Agreement. HPG shall offer Vendor equal consideration and review for potential supply commitments for New Technology Products. If HPG enters into any national or group agreement for Participants to purchase a New Technology Product from a supplier other than Vendor, neither such agreement nor the purchase of the New Technology Product (by itself) shall constitute a breach of this Agreement or failure by HPG or Purchasers to meet the purchasing requirements under this Agreement or any agreement hereunder between Vendor and a Purchaser.

2.15.
Performance Requirements. Vendor agrees that all Products identified in Exhibit A have been included in this Agreement based upon manufacturer requirements and Product specifications agreed upon by the Parties as of the Effective Date. Vendor further agrees that, without the prior written consent of HPG or the applicable Purchaser, Vendor will not change either: (i) the manufacturer or source of any Product components; or (ii) the Product specifications in a manner that would materially affect the specifications or functionality of the Product as of the Effective Date. If Vendor fails to obtain such consent upon any such change, Vendor agrees to the following:

2.15.1	Contracted pricing for the identified Product(s) will not be increased under any circumstances;

2.15.2
Each Purchaser shall have the right to procure the identified Product(s) from another source without any penalty and will continue to be in compliance with all terms and conditions of this Agreement and any agreement with Vendor under this Agreement; and

2.15.3	HPG has the right to either: (a) remove the identified Product(s) from this Agreement; or (b) reduce the award basis and contract with an alternative supplier for the applicable product category.

 * Confidential treatment has been requested with respect to certain portions of this exhibit. Omitted portions have been filed separately with the Securities and Exchange Commission.

3.0	GPO Fees, Rebates, Reporting, Prices, Payments

3.1.
GPO Fees. In consideration for the administrative and other services HPG shall perform in connection with purchases of Products and Services under this Agreement by Purchasers, Vendor shall pay administrative fees to HPG (“GPO Fees”) for all purchases by Purchasers of Products and Services offered under this Agreement, whether such purchases are made directly from Vendor or through a Distributor, or whether such purchases are made at prices other than those stated in Exhibit A or pursuant to a separate agreement with a Purchaser. The GPO Fee shall be determined by multiplying the GPO Fee percentage stated in Exhibit B (if any) by the dollar amount of purchases (excluding any added freight charges, taxes, Rebates, refunds, credits on Product returns (unless returned due to a Recall) and, if the Product is purchased from a Distributor, any Distributor markup) of Products and Services by Purchasers. The payment of such GPO Fees is intended to be in compliance with the exception to the Medicare and Medicaid Anti-Kickback Statute set forth at 42 U.S.C. § 1320a-7b(b)(3)(C) and the “safe harbor” regulations set forth in 42 C.F.R. § 1001.952(j). Vendor shall provide an electronic report with each GPO Fee payment that accurately lists purchases upon which GPO Fees are based by each Purchaser for the applicable quarter and any other information that may be required to enable HPG to comply with 42 C.F.R. § 1001.952(j).

3.2.
Rebates. Vendor shall pay Rebates to HPG based on purchases of Products and/or Services by Purchasers in the amounts stated in Exhibit A, if any are stated therein. If a percentage is listed in Exhibit A for the Rebate, then the Rebate shall be determined by multiplying the stated percentage by the dollar amount actually paid by the Purchaser (excluding any added freight charges, taxes, and, if the Product is purchased from a Distributor, any Distributor markup; and net of any refunds or credits on Product returns) for Products and Services purchased hereunder. Rebates shall be paid to HPG for payment by HPG to Purchasers. The payment of Rebates is intended to be in compliance with the exception to the Medicaid and Medicare Anti-Kickback Statute set forth at 42 U.S.C. § 1320a-7b(b)(3)(A) and the “safe harbor” regulations set forth in 42 C.F.R. § 1001.952(h). Vendor shall provide an electronic report with each Rebate payment that contains sufficient detail to permit HPG to accurately allocate the appropriate amounts to each Purchaser.

3.3.
Vendor Reports. The Vendor reports submitted pursuant to Sections 3.1 and 3.2 shall include a listing of each Purchaser by the Purchaser GPOID or GLN associated with its ship-to address, even if Vendor uses its own customer identification number. The Vendor reports shall be sent by e-mail to:

vendorbackup@healthtrustpg.com

If Vendor does not have internet access, then Vendor shall save the required reports on diskettes or compact disks and send them to HPG along with the GPO Fee and Rebate payments to the applicable address listed in Exhibit B, Addresses for Payments. Timely payment without the required reports shall be considered non-payment until reports meeting the above requirements have been delivered to HPG.

3.4.
Prompt Payment Acknowledgement. Vendor acknowledges that failure to pay Rebates and GPO Fees in accordance with Exhibit B, or to submit accurate reports, will delay HPG’s payment and/or reporting of Rebates and/or GPO Fees to Participants and Purchasers, thereby potentially causing Participants and Purchasers to be unable to accurately complete cost reports required under government-reimbursed healthcare programs.

 * Confidential treatment has been requested with respect to certain portions of this exhibit. Omitted portions have been filed separately with the Securities and Exchange Commission.

3.5.
Late Fees. HPG shall have the right to charge, and Vendor agrees to pay, a late fee equal to one percent (1%) per month (or the maximum allowed by law, whichever is less) of the amount of any GPO Fees, Rebates, or other fees not paid or refunded by Vendor in accordance with the payment terms stated herein. Any Purchaser shall have the right to charge, and Vendor agrees to pay, a late fee equal to one percent (1%) per month (or the maximum allowed by law, whichever is less) of the amount of any Purchaser overpayments specified in Section 2.8 not refunded by Vendor in accordance with the payment terms stated in Section 2.8. Such late fees shall also apply to other fees not paid or refunded by Vendor within thirty (30) days of Vendor’s receipt of the applicable invoice. The accrual of the late fee shall commence on the date the original payment was due.

3.6.
Electronic Reports. In addition to the Product pricing listed in Exhibit A, on or prior to the Effective Date, and thereafter upon request. Vendor shall provide HPG with electronic copies of: (i) the price list in Exhibit A; and (ii) Vendor’s list prices.

3.7.
Product Discrepancy Fee. Vendor agrees to pay HPG, within thirty (30) days of Vendor’s receipt of an invoice, a research fee in the amount specified in Exhibit B for each Product information discrepancy HPG is required to resolve with Vendor and/or any Distributor, if the result of such research is that Vendor failed to provide either HPG or the Distributor with the correct Product information or price.

4.0	EDI and E-Commerce

4.1.
Transmission of Orders for Direct Purchases. Purchase order placement (850), order confirmation (855), and change orders and invoices (810), for Products and Services obtained pursuant to this Agreement shall be sent by use of EDI or by internet-based e-commerce system, except where Vendor or a Purchaser does not have such capability, or as otherwise authorized pursuant to Exhibit B.

4.2.
GHX. Vendor acknowledges that: (i) HPG has entered into an arrangement with Global Health Exchange, LLC (“GHX”) pursuant to which GHX shall provide to HPG and Participants e-commerce services associated with the ordering of products and services; (ii) many Participants utilize GHX for EDI, e-commerce ordering systems and electronic marketplace systems for order placement and confirmation; and (iii) if Vendor has not already done so, Vendor will use its best efforts to enter into a user agreement with GHX within sixty (60) days following the Effective Date if Vendor has an existing interface and otherwise within ninety (90) days following the Effective Date (unless mutually agreed upon otherwise by the Parties in writing), which agreement will permit Products and Services to be purchased by Purchasers using the GHX e-commerce system. Vendor acknowledges that there is a cost associated with access to and use of the GHX system and that Vendor will not have access to the GHX system unless Vendor enters into a user agreement with GHX. If Vendor is not currently a user of GHX, Vendor agrees to promptly notify HPG and Purchasers of its entry into a user agreement with GHX. Once a user agreement is in place between Vendor and GHX, Vendor will reasonably cooperate with HPG and GHX in facilitating efficient transactions with Purchasers, and if applicable, any Distributor, through the GHX e-commerce system. Vendor acknowledges that Purchasers will order (850), confirm (855) and invoice (810) with line item detail matching continuously from end-to-end of transmission (purchase order, confirmation and invoice) as required by GHX, including reorder number, price and unit of measure.

 * Confidential treatment has been requested with respect to certain portions of this exhibit. Omitted portions have been filed separately with the Securities and Exchange Commission.

4.3.
Transaction Data. Vendor and HPG acknowledge and agree that, as to any transactions for Products and/or Services through the GHX e-commerce system or any other e-commerce system, Vendor and the applicable Purchaser shall own all transaction data, and HPG shall have the right to access such transaction data for performance of its group purchasing functions.

4.4.
EDI and EFT Costs. Vendor agrees to provide all EDI and/or EFT exchanges at no additional cost to Purchasers. Any additional costs incurred by Vendor, including third party costs for these data transfers, will be absorbed by Vendor.

5.0	Price Warranty

5.1.
Market Competitiveness Guarantee. Vendor represents and warrants that the prices set forth in Exhibit A (including any applicable Rebates) and the non-price terms set forth in this Agreement (including quality and technology) are and, during the Term shall remain, market competitive and that such terms, on a total contract basis, shall be at least as favorable as those terms offered by Vendor during the Term to any other group purchasing organization or integrated delivery network whose members’ product category, purchase commitment levels, product purchase mix and volume are, during the corresponding period, substantially similar to those Products purchased by Purchasers (“Market Competitiveness Guarantee”). If HPG receives information from any source that indicates that Vendor is not in compliance with the Market Competitiveness Guarantee, then HPG may provide written notice of such information to Vendor. Within ten (10) business days following its receipt of such notice, Vendor shall either (i) advise HPG in writing of all adjustments necessary to ensure its compliance with the Market Competitiveness Guarantee and make all such adjustments within thirty (30) days thereafter, unless another time period is otherwise agreed to by the Parties; or (ii) provide documentation refuting the allegations of Vendor’s noncompliance, in which case the Parties shall work in good faith to resolve the dispute.

5.2.
Price Decreases. If Vendor offers any general, “across the board” price decreases for Products and/or Services to a substantial number of its customers during the Term, Vendor shall notify HPG of such price decreases and make such decreases available to Purchasers promptly and in like amounts.

5.3.
Invoice Errors. If an invoice does not match purchase order information, including but not limited to purchase order number, Products, prices set forth in Exhibit A and other required information, then Purchaser shall have the right to reject the invoice and request resubmission by Vendor or Distributor, and the payment term set forth in Exhibit B shall be tolled until an invoice with the correct purchase order information has been received by Purchaser.

6.0	Taxes

6.1.
Tax Collection. Vendor shall be registered in all taxing jurisdictions where, as a seller of Products and/or Services hereunder, it is legally required to register. Vendor shall pay to the applicable taxing authority any federal, state or local excise or other similar tax imposed on Vendor or for which Vendor is legally, contractually or otherwise responsible in connection with its sale or provision of Products and/or Services under this Agreement (including, without limitation, the medical device excise tax, as set forth in the Section 4191 of the Internal Revenue Code), without seeking any reimbursement from Purchasers. Vendor shall collect from each Purchaser and pay to the applicable taxing authority any federal, state or local sales or use tax imposed on a Purchaser or for which a Purchaser is legally responsible in connection with such Purchaser’s purchase or acquisition of Products and/or Services under this Agreement. Invoices to Purchasers shall clearly and separately state the amount of such tax.

 * Confidential treatment has been requested with respect to certain portions of this exhibit. Omitted portions have been filed separately with the Securities and Exchange Commission.

If multiple items are listed on Vendor’s invoice, taxability per item per applicable taxing jurisdiction(s) must be indicated. Vendor shall promptly refund to Purchasers any overcharges of taxes collected by Vendor from Purchasers. Vendor shall pay all amounts assessed by any taxing authority as a result of Vendor’s failure to comply with this Section 6.1.

6.2.
Product Information for Tax Reconciliation. Upon request, Vendor shall provide reasonable assistance to HPG and each Purchaser to provide data and information in Vendor’s possession to assist Purchaser’s reconciliation of its item files to Vendor’s files with regard to tax rates and taxability of Products and/or Services, including the provision of the following information, to the extent Vendor tracks and has actual knowledge of such information:

6.2.1	Is the Product or package labeled in a manner that indicates that it is available only with a physician’s prescription (i.e., is it a federal legend item)?

6.2.2	Is the item a kit, pack, or tray? If yes, list all items contained in the kit, pack, or tray and each item’s approximate percentage of the cost.

6.2.3	Is the Product intended for single patient use?

6.2.4	Does the Product carry a National Drug Code (“NDC”) label or serve as a generic equivalent for a product carrying an NDC label?

6.2.5	Is the Product medicated? If yes, what is the primary active ingredient?

6.3.
Tax Information. Upon request, Vendor shall furnish to HPG and each Purchaser a copy of Vendor’s registration certificate and number within each taxing jurisdiction prior to collecting such sales or use taxes. If a purchase is tax-exempt, such Purchaser shall, prior to purchase, furnish Vendor with any documents necessary to demonstrate its tax-exempt status, and Vendor shall honor Purchaser’s tax-exempt status as appropriate under applicable state law. Vendor shall also provide to each Purchaser Vendor’s Federal Tax Identification number upon request.

7.0	Vendor Delivery Performance; Cancellation; Customer Service

7.1.
Delivery Performance Warranty for Direct Purchases. For purchases made directly from Vendor, Vendor represents and warrants to HPG and Purchasers that it shall maintain in inventory at appropriate locations sufficient quantities of each Product and shall both choose a transportation mode and carrier and provide said carrier with appropriate instructions to ensure that any Purchaser ordering Products will receive delivery within the delivery schedule stated in Exhibit B.

7.2.
Delivery Failures for Direct Purchases. For purchases made directly from Vendor, if Vendor anticipates that it will not be able to deliver any particular Product ordered by any Purchaser within the delivery schedule stated in Exhibit B, Vendor shall promptly notify the Purchaser and work with the Purchaser to resolve the delivery issue to Purchaser’s reasonable satisfaction. Such resolution may include acceptance of alternative delivery dates or provision of an acceptable substitute from Vendor at the same or lower pricing as the unavailable Product. Notwithstanding any provision to the contrary contained herein, Vendor shall be responsible for paying additional costs for expediting any shipment of Products to meet the delivery obligations stated in this Agreement, including Products subject to a backorder.

7.3.	Additional Remedies for Delivery Failures for Direct Purchases. If Vendor and Purchaser are unable to reach resolution regarding a delivery failure pursuant to Section 7.2, Purchaser shall

 * Confidential treatment has been requested with respect to certain portions of this exhibit. Omitted portions have been filed separately with the Securities and Exchange Commission.

have the right to either cancel the order, in whole or in part, or to order a replacement from another supplier, in addition to any other rights of Purchaser arising under this Agreement or by law. If a competitive product must be purchased by Purchaser at a higher net cost, including freight, as a substitute for the Products not delivered by Vendor within the required time period stated in Exhibit B, Vendor shall reimburse Purchaser for the additional reasonable cost incurred.

7.4.
No Breach of Award. Neither Purchaser nor HPG shall be deemed to be in breach of any Sole Source Award or Dual Source Award terms of this Agreement (if any) or any other terms of this Agreement (including any individual Purchaser commitment terms) as a result of: (i) entering into a contract for replacements for Product(s) that Vendor is unable to provide (or any Distributor is unable to supply due to Vendor supply problems) as required by the terms of this Agreement (in which case the award basis will be deemed to have changed from Sole Source to Dual Source or from Dual Source to Multi-Source, as applicable); or (ii) purchasing replacements for Product(s) that Vendor is unable to provide (or any Distributor is unable to supply due to Vendor supply problems) as required by the terms of this Agreement. Additionally, if this is a Dual Source Award and the other Dual Source Award supplier is unable to supply its product, then neither HPG or any Purchaser shall be deemed to be in breach of any terms of this Agreement as a result of the purchase from a third party supplier of replacements for product that the other Dual Source Award supplier is unable to provide (or any Distributor of such other supplier is unable to supply due to such supplier’s supply problems).

7.5.
Cancellation of Orders. Purchaser may cancel any order arising out of this Agreement in whole or in part, without liability, if: (i) Products have not been shipped as of the date of Vendor’s receipt of notice of cancellation (unless Products are custom orders); (ii) Product deliveries are not made at the time and in the quantities specified; (iii) Products (or the possession and use thereof) infringe, misappropriate or are alleged to infringe or misappropriate any third party patent, trademark, copyright, trade secret or other intellectual property right; (iv) Products (or the possession and use thereof) fail to comply with the terms of this Agreement or with any applicable law or regulation; or (v) Products are subject to Recall. Also, Purchaser may immediately cancel any order where Vendor is in breach of the Warranty of Non-exclusion, as set forth in Section 14.8. To cancel, Purchaser shall give notice to Vendor in writing, and to the extent specified therein, Vendor shall immediately terminate deliveries under the order.

7.6.
Fill Rate Requirements. Vendor represents and warrants that it shall meet or exceed a ninety-five percent (95%) Fill Rate (unless a different Fill Rate is specified in Exhibit B) for each Product during the Term (the “Required Fill Rate”). Any failure by Vendor to maintain the Required Fill Rate for any Product (whether such Product is supplied directly to Purchasers or to a Distributor) that is not cured within thirty (30) days following written notice from HPG shall be deemed a breach of this Agreement. In addition to any other rights or remedies of HPG, if the award basis is Sole Source or Dual Source, upon any such breach, HPG shall have the right, by providing fifteen (15) calendar days’ notice to Vendor, to either: (i) convert such Sole Source Award or Dual Source Award designation to an Optional Source Award designation for such Product, with no change in pricing from the Sole Source Award or Dual Source Award pricing; or (ii) terminate this Agreement.

7.7.	Vendor Customer Service. Vendor shall provide customer service support staff for receipt of telephone calls, e-mails and facsimiles from Purchasers and HPG for the purpose of resolving

 * Confidential treatment has been requested with respect to certain portions of this exhibit. Omitted portions have been filed separately with the Securities and Exchange Commission.

issues related to transactions under this Agreement available for the hours stated in Exhibit B.

7.8.
Reports. In addition to the reporting obligations of Section 3.3, Vendor shall also furnish to HPG in an agreed-upon format any additional reports reasonably requested by HPG, related to Products provided to Purchasers hereunder.

8.0	Shipping Terms for Direct Purchases

8.1.
Shipment Terms. For purchases directly from Vendor, terms for shipment of Product and freight payment responsibility shall all be in conformance with the provisions in this Section 8.0 and Exhibit B. If freight charges (including any expedited freight charges for which Vendor is not responsible for paying in accordance with Section 7.2) are not included in the Product’s purchase price, Vendor shall invoice Purchaser only the actual amount the carrier charges the Vendor to ship such Product and no other charges. For purposes of clarification, Vendor may not charge, and Purchasers will have no obligation to pay, any fees related to delivery by Vendor Personnel, any processing, handling, or minimum order fees, or any other shipping or handling charges whatsoever, unless such fees are explicitly set forth in Exhibit B.

8.2.
Packing. Vendor assumes all responsibility for proper packing of Products for safe shipment to Purchaser, in accordance with both the packing and shipping regulations of the transportation service provider, and also, if applicable, the packing, marking, labeling and shipping paper requirements of the United States Department of Transportation’s Hazardous Material Regulations.

8.3.
Risk of Loss. Title and risk of loss or damage for shipment of Products shall be as stated in Exhibit B. If Products are shipped on an F.O.B. Origin basis, all such Products shall be shipped with title and risk of loss or damage passing to the ordering Purchaser upon Vendor’s delivery of the Products to the carrier. Notwithstanding the foregoing, however, Vendor shall be responsible for replacing, at Vendor’s sole expense, any Products lost or damaged in transit. Vendor shall be entitled to retain the proceeds of any damage-in-transit insurance claim, provided that Vendor has timely shipped replacement Products to the applicable Purchaser.

8.4.
Third Party Freight Management Service. The terms of this Section 8.4 shall be applicable only if: (i) Products are obtained directly from Vendor; and (ii) freight is not included in the Product cost. If a Purchaser notifies Vendor that it wishes to use a particular freight management service for delivery of such Products, Vendor agrees to ship the Products using the designated carrier. Vendor shall be responsible for the goods in transit in accordance with Section 8.3. Delivery terms shall be F.O.B. Destination, bill Purchaser or Purchaser’s designee. Purchaser shall pay the designated carrier directly, and no shipping or handling costs may be added to Vendor’s invoice to Purchaser. If Vendor fails to ship Products through the designated carrier, Vendor shall reimburse Purchaser for the total freight charges incurred by Purchaser.

8.5.
Inspection. All Products shall be subject to inspection and approval upon receipt by Purchaser. Any Products which do not comply with Purchaser’s purchase order, including quantities and delivery time; in any way fail to comply with the warranties provided under this Agreement or with applicable law; or are damaged in shipment, whether discovered at time of receipt or at a later time, may be rejected by Purchaser, irrespective of the date of payment. Purchaser may hold any Product rejected for reasons described herein pending Vendor’s instructions, or Purchaser, at Purchaser’s option, may return such Products to Vendor at Vendor’s expense, F.O.B. Origin, Freight Collect.

 * Confidential treatment has been requested with respect to certain portions of this exhibit. Omitted portions have been filed separately with the Securities and Exchange Commission.

9.0	Representations and Warranties for Products and Services; Disclaimer of Liability

9.1.	Product Warranties. Vendor represents and warrants to HPG and Purchasers that the Products when received by Purchaser:

9.1.1	are new, unadulterated and not used, remanufactured or reconditioned (unless specified in the order and pre-approved by Purchaser);

9.1.2	are free from defects, whether patent or latent, in design, materials or workmanship;

9.1.3
as well as Product packaging, labeling and inserts, conform to the requirements of all applicable industry, accreditation and regulatory standards and federal, state and local laws, regulations and ordinances, including FDA, Environmental Protection Agency, Center for Disease Control and Prevention, and Equipment Testing Lab rules, regulations, guidelines and required approvals, requirements imposed by the Joint Commission (including where applicable those related to interoperability of medical devices and/or equipment), Medicare/Medicaid conditions of participation, and any amendments thereto, as applicable; and that Products will not display or print out any information that contains any abbreviations prohibited by Joint Commission standards;

9.1.4	conform with statements in Vendor’s Product inserts, advertising literature, user documentation, specifications, and written warranties for the Products;

9.1.5	are marked with an industry standard barcode for each unit of measure associated with each Product;

9.1.6
carry a safety mark, if required by OSHA, from a National Recognized Testing Laboratory (“NRTL”) for use of electrical equipment in a public facility (as specified in the OSHA 29 C.F.R. Standards, Part 1910, Subpart S-Electrical, Sec 1910.399, including any amendments thereto);

9.1.7
are listed with Underwriters Laboratory (“UL”) or a nationally recognized testing laboratory as suitable for use in a healthcare facility, if such listing is available for Products; if Products include medical electrical equipment, Products shall meet or exceed the requirements of either UL-544 or UL 60601-1 Medical Electrical Equipment, Part 1: General Requirements for Safety, as amended or superseded, or the then most current UL, National Fire Protection Association (“NFPA”) 99, NFPA 70, FDA, or other applicable standard/code that addresses the safety and marking requirements of electrical medical devices (references to UL or NFPA code sections in this Section 9.1 shall also be deemed to apply to any amendments or superseding sections thereto);

9.1.8
if the Products are electrically powered, each Product is provided with a heavy-duty grade power cord that meets the requirements of UL-544, UL 60601-1, or NFPA 99 § 8-4.1 (and subsets) or the then most current UL, NFPA 99, NFPA 70, FDA, or other applicable standard/code that addresses the safety and marking requirements of electrical medical devices; the adapters and extension cords, if needed, for the use of this Product, meet the requirements of NFPA 99 § 8-4.1.2.5 or the then most current UL, NFPA 99, NFPA 70, FDA, or other applicable standard/code that addresses the safety and marking requirements of electrical medical devices; and to the extent other

 * Confidential treatment has been requested with respect to certain portions of this exhibit. Omitted portions have been filed separately with the Securities and Exchange Commission.

requirements of NFPA apply to any Product, whether or not specifically referenced in this Agreement, Products will comply with such applicable NFPA standards;

9.1.9
to the extent applicable, meet the requirements of NFPA 99 for Health Care Facilities, Chapter 8 or UL 544 or UL 2601-1 or the then most current UL, NFPA 99, NFPA 70, FDA, or other applicable standard/code that addresses the safety and marking requirements of electrical medical devices, with maximum leakage current not to exceed the values set forth in NFPA 99 § 7-5.1.3 or 7-5.2 or the then most current UL, NFPA 99, NFPA 70, FDA, or other applicable standard/code that addresses the safety and marking requirements of electrical medical devices, as applicable. (Actual leakage current test values for Products shall be furnished by Vendor at the request of HPG or any Purchaser);

9.1.10
if the Products are equipment intended for use in an operating room environment or other location with anesthetizing equipment, each Product is labeled in accordance with NFPA 99 § 9-2.1.8.3 or the then most current UL, NFPA 99, NFPA 70, FDA, or other applicable standard/code that addresses the safety and marking requirements of electrical medical devices; each Product label shall indicate whether it is suitable for use in anesthetizing locations under the requirements of NFPA 70 § 13-4.1 and 99 § 7-5.1 or the then most current UL, NFPA 99, NFPA 70, FDA, or other applicable standard/code that addresses the safety and marking requirements of electrical medical devices; if Product is intended to be used in locations where flammable anesthetics are used, the Product shall be marked in accordance with NFPA 70 § Article 505-9 or the then most current UL, NFPA 99, NFPA 70, FDA, or other applicable standard/code that addresses the safety and marking requirements of electrical medical devices;

9.1.11	if the Products are equipment, each Product is shipped with an operator or user manual (may be in compact disc form or downloaded from Vendor’s website) that includes:

9.1.11.1	Illustrations that show locations of controls;

9.1.11.2	Explanation of the function of each control;

9.1.11.3	Illustrations of proper connection to the patient and other equipment;

9.1.11.4	Step-by-step procedures for proper use of the appliance;

9.1.11.5	Safety precautions (or considerations) in application and in servicing;

9.1.11.6	Effects of probable malfunctions on patient and employee safety;

9.1.11.7	Difficulties that might be encountered, and care to be taken if the Product is used on a patient at the same time as other electric devices;

9.1.11.8	Circuit diagrams for the particular Product shipped;

9.1.11.9	Functional description of the circuits in Product;

9.1.11.10	Power requirements, heat dissipation, weight, dimensions, output current, output voltage and other pertinent data for the Product;

9.1.11.11	All other warnings and instructions necessary to operate the equipment safely, effectively, and efficiently; and

9.1.11.12	Troubleshooting guide;

9.1.12	if the Products are equipment, each Product contains:

9.1.12.1	Condensed operating instructions clearly and permanently displayed on the Product itself;

 * Confidential treatment has been requested with respect to certain portions of this exhibit. Omitted portions have been filed separately with the Securities and Exchange Commission.

9.1.12.2
Nameplates, warning signs, condensed operating instructions, labels, etc. that are legible and will remain so for the expected life of the Product under the usual stringent hospital service cleaning conditions;

9.1.12.3	Labeling in compliance with the medical device labeling requirements under the applicable FDA rules, regulations, and guidelines; and

9.1.12.4	Labeling that provides all other warnings and instructions necessary to operate the equipment safely, effectively, and efficiently; and

9.1.13
are (i) not “tracked devices” (as defined in 21 C.F.R. § 821.1, as such may be amended from time to time), unless Vendor provides the tracking requirements applicable to such Product in Exhibit B; and (ii) if any Product is a “tracked device”, the disclosures in Exhibit B regarding the applicable tracking requirements for such Product are true and accurate.

9.2.
Environmental Disclosures. Vendor represents and warrants to HPG and Purchasers that the responses and other disclosures in Exhibit D regarding the Products when received by Purchaser are true and accurate.

9.3.
Product Failures. If any Product purchased hereunder fails to function in accordance with the warranties stated herein within the warranty period stated in Exhibit B, then Vendor shall promptly repair or replace the Product, at Purchaser’s option, at no additional cost to Purchaser.

9.4.	Good Title. Vendor represents and warrants to HPG and Purchasers that Vendor has good title to the Products supplied and that the Products are free and clear from all liens, claims and encumbrances.

9.5.	Intellectual Property Rights.

9.5.1
Vendor represents and warrants to HPG and Purchasers that it has investigated the design and specifications for all Products to determine if any of the Products (or the possession or use thereof) infringe or misappropriate the patent, trade secret, trademark, copyright or other intellectual property rights of any third party, and has determined that, and hereby represents and warrants to HPG and Purchasers that the Products and the possession and use thereof by Purchasers in the manner intended by Vendor do not infringe or misappropriate the patent, trade secret, trademark, copyright or other intellectual property rights of any third party.

9.5.2
If a Product is alleged to infringe or misappropriate or is believed by Vendor to infringe upon any copyright, patent or trademark, or misappropriate any trade secret of a third party, Vendor, at Vendor’s sole expense, may elect to: (i) modify the Product so that such Product is non-infringing and functionally equivalent; (ii) replace the Product with a non-infringing product that is functionally equivalent; or (iii) obtain the right for Purchasers to continue using the Product. If none of the foregoing occurs, Purchasers may return to Vendor any remaining inventory of such Product, and in such case, Vendor shall refund all amounts paid for such Product. Pursuant to Section 10.0, Vendor further agrees to indemnify HPG and Purchasers against any claim of infringement, misappropriation or alleged infringement or misappropriation of any patent, trademark, copyright, trade secret or other intellectual property right, resulting from the possession or use of the Products.

 * Confidential treatment has been requested with respect to certain portions of this exhibit. Omitted portions have been filed separately with the Securities and Exchange Commission.

9.5.3
If the Products and the use thereof are covered by any intellectual property rights of Vendor or its Affiliates, provided Purchaser has paid the purchase price for the Products, Purchaser shall have the right to use the Products in the manner intended by Vendor without paying any additional fees to Vendor or Vendor’s Affiliates.

9.6.	Services. Vendor represents and warrants to HPG and Purchasers that:

9.6.1
any Services provided conform to the requirements of all applicable industry, accreditation and regulatory standards and federal, state and local laws, regulations and ordinances, including FDA, Environmental Protection Agency, Center for Disease Control and Prevention, and Equipment Testing Lab rules, regulations, guidelines and required approvals, requirements imposed by the Joint Commission, Medicare/Medicaid conditions of participation, and any amendments thereto;

9.6.2	such Services shall be performed timely, in a workman-like manner, consistent with industry standards; and otherwise in conformance with any standards provided in any Exhibit to this Agreement;

9.6.3	Vendor shall obtain at its own cost any and all necessary consents, licenses, approvals, and permits required for the provision of Services; and

9.6.4
Vendor will not employ or use any individual to perform Services under this Agreement who is not legally authorized to work in the United States in the capacity required to perform the Services. Vendor certifies that all Vendor Personnel and other individuals it assigns to perform Services under this Agreement are legally authorized to work in the United States in the capacity required to perform the Services and will provide upon request written documentation to support such certification. Vendor agrees that if the status of any Vendor Personnel so assigned by Vendor changes during the Term such that that person is not legally authorized to work in the United States in the capacity required to perform the Services, Vendor shall provide notice thereof to Purchaser and remove such Vendor Personnel from performing any Services. Vendor agrees to defend, indemnify and hold harmless HPG and Purchasers under Section 10.1 of this Agreement if any claim were made against HPG or any Purchaser related to any alleged failure of Vendor to comply with its warranties, representations, and certifications under this Section 9.6.4.

9.7.
Training. Vendor represents and warrants that if Vendor Personnel provide Product training to Purchaser employees or physicians: (i) the predominant purpose of the training is provide instruction on the use of the Products; (ii) the training is not for instruction on how to market the Products or procedures using the Products, or to encourage investment in Vendor; and (iii) the training is not for instruction on how to bill any federal healthcare program.

9.8.
Recalls. Vendor agrees to promptly notify HPG after becoming aware of any patient safety issue involving the Products or Services. If any Product or any of its components is subject to recall as that term is defined under 21 C.F.R. Part 7, or a voluntary recall by Vendor, or is subject to an FDA-initiated court action for removing or correcting violative, distributed products or components (any of the foregoing being referred to as a “Recall”), Vendor shall notify Purchasers and HPG within twenty-four (24) hours after becoming aware of any Recall or after Vendor provides notice of the Recall to the FDA. Notices to HPG shall be sent by e-mail to:

 * Confidential treatment has been requested with respect to certain portions of this exhibit. Omitted portions have been filed separately with the Securities and Exchange Commission.

vendorrecall@healthtrustpg.com

Vendor agrees that it will comply with any process mandated by the FDA, if applicable, to address such Recall with each Purchaser. Purchasers shall have the right to return to Vendor or Distributor (if purchased from a Distributor) any Products where the Products or any components therein are subject to a Recall, regardless of whether actual return of the Products or components to Vendor or any Distributor is required, recommended, or suggested by the Recall, in which case Vendor shall pay all freight costs incurred for the return of each affected Product and shall reimburse each Purchaser for Purchaser’s original costs, including freight, in acquiring each affected Product. To the extent such Recall precludes Vendor from supplying any Products or Services under this Agreement, any Purchaser compliance requirements or purchase requirements under this Agreement or any facility agreement between any Purchaser and Vendor related to such Products shall not be effective for as long as Vendor is unable to supply such Products. If any Product pricing is dependent upon a Purchaser meeting compliance or purchase requirements for designated Products, a Purchaser’s pricing will not change for failure to meet the compliance or purchase requirements during the time period when Vendor is unable to provide said designated Products.

9.9.
Disaster Recovery Plan. Vendor represents and warrants to HPG and Purchasers that it has and shall maintain a disaster recovery plan to enable delivery of Products upon the occurrence of any event or circumstance beyond Vendor’s reasonable control, including without limitation acts of God, war or terrorist attack, pandemic, riot, strike, labor disturbance, fire, explosion or flood at its primary manufacturing and distribution locations, and agrees to review such plan with HPG upon request.

9.10.
Product Documentation. Upon request Vendor will supply HPG and Purchasers with written documentation, including certifications, operator manuals, safety marks, and the like for Products on or prior to a purchase or installation.

9.11.
Product Safety Performance Testing Data. Upon request, Vendor will provide to HPG and Purchasers the safety performance testing data Vendor submitted to the FDA and documents demonstrating compliance with IEC 60601-1 + United States deviations (UL2601-1/UL6061-1).

9.12.
Beneficiaries; Survival. The representations and warranties provided in this Agreement shall run to HPG, Purchaser and their successors and permitted assigns, and their applicability during the Term shall survive the termination or expiration of this Agreement. Vendor acknowledges and agrees that HPG would not execute this Agreement and Purchasers would not purchase Products and/or Services but for the representations and warranties set forth in this Agreement.

9.13.	Liability Limitations; Mitigation.

9.13.1
Neither Party nor any Purchaser shall be liable to the other for the other’s special, consequential, punitive, incidental or indirect damages, however caused, on any theory of liability, and whether or not they have been advised of the possibility of such damages, except:

9.13.1.1	as is otherwise provided herein;

9.13.1.2	as may be covered by a Party’s or a Purchaser’s insurance policies;

 * Confidential treatment has been requested with respect to certain portions of this exhibit. Omitted portions have been filed separately with the Securities and Exchange Commission.

9.13.1.3	as may arise from a Party’s or any Purchaser’s gross negligence, willful misconduct, fraud or violation of applicable law;

9.13.1.4	as may arise from a Party’s or any Purchaser’s breach of Section 11.0 (Confidentiality); or

9.13.1.5	obligations pursuant to Section 9.8 (Recalls) or Section 10.1 (Vendor Indemnification).

9.13.2
Any reasonable costs and expenses incurred by HPG and any Purchasers to mitigate or lessen any damages or harm caused by any failure of Products or Services to comply with the warranties referenced in this Agreement shall be considered direct damages.

10.0	Indemnity

10.1.
Vendor Indemnification. Vendor agrees to and does hereby defend, indemnify and hold harmless HPG and each Purchaser, their Affiliates, successors, assigns, directors, officers, agents and employees (“HPG Indemnitees”) from and against any and all liabilities, demands, losses, damages, costs, expenses, fines, amounts paid in settlements or judgments, and all other reasonable expenses and costs incident thereto, including reasonable attorneys’ fees (collectively referred to as “Damages”) arising out of or resulting from: (i) any claim, lawsuit, investigation, proceeding, regulatory action, or other cause of action, arising out of or in connection with Products and/or Services, or the possession and/or use of the Products or Services (“Injury”); (ii) the breach or alleged breach by Vendor of the representations, warranties or covenants contained in this Agreement or in materials furnished by Vendor or any Vendor Personnel; or (iii) any infringement, misappropriation or alleged infringement or misappropriation of any patent, trademark, copyright, trade secret or other intellectual property right resulting from the purchase of Products and/or Purchasers’ possession and use thereof, as well as from receipt of any Services provided hereunder. If the Injury is caused by the negligence or fault of both Vendor (and/or any Vendor Personnel), on the one hand, and any of the HPG Indemnitees, on the other hand, the apportionment of said Damages shall be shared between Vendor and such HPG Indemnitees based upon the comparative degree of each other’s negligence or fault, and each shall be responsible for its own defense and costs, including but not limited to the costs of defense, attorneys’ fees, witnesses’ fees and expenses incident thereto.

10.2.
Indemnification Process. If any demand or claim is made or suit is commenced against an HPG Indemnitee for which Vendor has an indemnity obligation under Section 10.1 above, written notice of such shall be provided to Vendor, Vendor shall undertake the defense of any such suit, and such HPG Indemnitee shall cooperate with Vendor in the defense of the demand, claim or suit to whatever reasonable extent Vendor requires and at Vendor’s sole expense. Vendor shall have the right to compromise such claim at Vendor’s expense for the benefit of such HPG Indemnitee; provided, however, Vendor shall not have the right to obligate an HPG Indemnitee in any respect in connection with any such compromise without the written consent of such HPG Indemnitee. Notwithstanding the foregoing, if Vendor fails to assume its obligation to defend, an HPG Indemnitee may do so to protect its interest and seek reimbursement from Vendor.

10.3.
Reimbursement of Costs for Third Party Litigation. With respect to any litigation involving only one of the Parties or any of its Affiliates (the “Litigating Party”), if any subpoena or other legally binding request related to such litigation is served on the other Party (or on any Purchaser if Vendor or any of its Affiliates is the Litigating Party) (the “Subpoenaed Party”) requesting copies of documents maintained by the Subpoenaed Party, the Litigating Party

 * Confidential treatment has been requested with respect to certain portions of this exhibit. Omitted portions have been filed separately with the Securities and Exchange Commission.

shall reimburse the Subpoenaed Party for its out-of-pocket costs associated with compliance with such request, including reasonable attorneys’ fees.

11.0	Confidentiality

11.1.
Confidentiality Obligations. During the Term and surviving its expiration or termination, except as set forth in Section 11.2, both Parties will regard and preserve as confidential and not disclose publicly or to any third party (other than their respective Affiliates) the Confidential Information of the other Party, its Affiliates or any Purchaser. Subject to Section 11.2, each Party agrees to use the Confidential Information of the other Party, its Affiliates or any Purchaser solely for purposes of performing its obligations hereunder. All Confidential Information shall remain the property of the Disclosing Party.

11.2.
Permitted Uses of Confidential Information. Notwithstanding the definition of Confidential Information or any provision to the contrary contained herein: (i) HPG and Purchasers shall have the right to use Vendor pricing information on Products and Services for their internal analyses (including their materials management and group purchasing organization functions) and to disclose such information to third party consultants for performance of such analyses pursuant to a confidentiality agreement; (ii) HPG shall have the right to disclose terms and pricing information and provide copies of this Agreement to Participants, potential purchasers of any Participant, potential Participants and any third party consultants of any of the foregoing, provided such disclosure is made pursuant to a confidentiality agreement; (iii) HPG and Purchasers shall have the right to provide Product and Service pricing information to third party e-commerce companies that process orders between Purchasers and Vendor; and (iv) any Receiving Party shall have the right to disclose information which such Receiving Party is requested or required to disclose by law, court order, subpoena or government agency request, provided that immediate notice of such request is given to the Disclosing Party (unless such notice is prohibited by law or court or government agency order) to provide the Disclosing Party with an opportunity to oppose such request for disclosure. Any confidentiality agreement required by this Section 11.2 shall have terms that are at least as strict as those contained in Sections 11.1 and 11.2.

11.3.
HIPAA Requirements. Vendor acknowledges that many Purchasers are “covered entities” as that term is defined at 45 C.F.R. § 160.103. To the extent applicable to this Agreement, Vendor agrees to comply with the Health Information Technology for Economic and Clinical Health Act of 2009 (the “HITECH Act”), the Administrative Simplification Provisions of the Health Insurance Portability and Accountability Act of 1996, as codified at 42 U.S.C. § 1320d et seq. (“HIPAA”) and any current and future regulations promulgated under either the HITECH Act or HIPAA, including without limitation the federal privacy regulations contained in 45 C.F.R. Parts 160 and 164 (the “Federal Privacy Regulations”), the federal security standards contained in 45 C.F.R. Parts 160, 162 and 164 (the “Federal Security Regulations”), and the federal standards for electronic transactions contained in 45 C.F.R. Parts 160 and 162 (the “Federal Electronic Transactions Regulations”), all as may be amended and/or supplemented from time to time, and all collectively referred to herein as the “HIPAA Requirements”. Vendor agrees to not use or further disclose any “Protected Health Information”, including “Electronic Protected Health Information” (as such terms are defined in the HIPAA Requirements) other than as permitted by the HIPAA Requirements and the terms of this Agreement. Vendor will make its internal practices, books, and records relating to the use and disclosure of Protected Health Information available to the Secretary of Health and Human Services (“HHS”) to the extent required for determining compliance with the

 * Confidential treatment has been requested with respect to certain portions of this exhibit. Omitted portions have been filed separately with the Securities and Exchange Commission.

HIPAA Requirements. Vendor agrees to enter into any further agreements as necessary to facilitate compliance with the HIPAA Requirements.

11.4.
Data Use. Vendor shall not distribute, sell, market or commercialize data (whether or not deemed Confidential Information) made available by HPG or Purchasers hereunder or related to purchases by Purchasers hereunder, create derivative products or applications based on such data, or otherwise use such data in any manner not expressly permitted in this Agreement or permitted in writing by the Purchaser.

12.0	Insurance
Throughout the Term, Vendor shall maintain at its own expense commercial general liability insurance for bodily injury, death and property loss and damage (including coverages for product liability, completed operations, contractual liability and personal injury liability) covering Vendor for claims, lawsuits or damages arising out of its performance under this Agreement, and any negligent or otherwise wrongful acts or omissions by Vendor or any Vendor Personnel, with HPG listed as an additional insured. All such policies of insurance may be provided on either an occurrence or claims-made basis, and each such policy shall provide limits of liability in the minimum amounts specified in Exhibit B. If such coverage is provided on a claims-made basis, such insurance shall continue throughout the Term, and upon the termination or expiration of this Agreement, or the expiration or cancellation of the insurance, Vendor shall: (i) renew the existing coverage, maintaining the expiring policy’s retroactive date; or (ii) purchase or arrange for the purchase of either an extended reporting endorsement (“Tail” coverage) from the prior insurer, or “Prior Acts” coverage from the subsequent insurer, with a retroactive date on or prior to the Effective Date and, in either event, for a period of three (3) years following the termination or expiration of this Agreement. Vendor shall also maintain Automobile Liability insurance with limits of one million dollars ($1,000,000) per accident, Worker’s Compensation with statutory limits as applicable, and Employer’s Liability insurance with limits of one million dollars ($1,000,000). Upon HPG’s request, Vendor or Vendor’s agent shall provide HPG with a copy of all certificates of insurance evidencing the existence of all coverage required hereunder. Vendor shall require its insurance carriers or agents to provide HPG, and Vendor shall also provide HPG, with not less than thirty (30) days prior written notice of a material change in the liability policies of Vendor.

13.0	Termination of Agreement

13.1.
Termination with Cause. In addition to the termination rights stated in Sections 7.6, 14.8 and 14.10, Vendor and HPG shall each have the right to terminate this Agreement in its entirety or with respect to certain Products or Services for Cause, which is not cured within thirty (30) days following receipt of written notice thereof specifying the Cause. Vendor and any Purchaser shall each have the right to terminate any of their respective obligations hereunder as to the other for Cause, which is not cured within thirty (30) days following receipt of written notice thereof specifying the Cause.

13.2.
Termination without Cause. HPG shall have the right, at any time during the Term, to terminate this Agreement in its entirety or with respect to certain Products or Services, without Cause, by providing at least sixty (60) days’ prior written notice, without any liability to Vendor for such termination.

13.3.
Change of Control. Except in the event of a “significant organizational transaction” (as defined in Section 19.5), HPG shall also have the right to terminate this Agreement in its entirety or with respect to certain Products or Services, upon sixty (60) days’ prior written notice, upon the transfer, directly or indirectly, by sale, merger or otherwise, of: (i) substantially all of the

 * Confidential treatment has been requested with respect to certain portions of this exhibit. Omitted portions have been filed separately with the Securities and Exchange Commission.

assets of Vendor or its ultimate parent or any permitted assignee (upon assignment to such assignee); or (ii) fifty percent (50%) or more of the ownership interest of Vendor, its ultimate parent or any such permitted assignee.
13.4. Remedies. Subject to the provisions of Section 13.6, any termination by either Party, whether for breach or otherwise, shall be without prejudice to any claims for damages or other rights against the other Party, or between Vendor and any Purchaser, that preceded termination. No specific remedy set forth in this Agreement shall be in lieu of any other remedy to which a Party or any Purchaser may be entitled pursuant to this Agreement or otherwise at law or equity.

13.5.
Transition. To assist Purchasers with a smooth transition from purchasing under this Agreement to purchasing under a replacement agreement, at the request of HPG, the Term shall be extended, and Vendor shall continue to provide all Products to Purchasers hereunder in accordance with the terms herein for a period of ninety (90) days following the Expiration Date (or any such earlier date upon which this Agreement is terminated pursuant to the terms hereof). Notwithstanding the foregoing, no purchasing requirements or compliance level commitments shall be applicable during this transition period.

13.6.	Survival of Terms. Any terms in this Agreement which by their nature must survive after the Term to give their intended effect shall be deemed to survive termination or expiration of this Agreement.

14.0	Compliance Requirements; Books and Records; Credentialing

14.1.
Compliance with Applicable Law; Vendor Licensure. Each Party represents and warrants to the other Party (and in the case of Vendor, to the Purchasers as well) that each of its and its Affiliates’ performance under this Agreement will at all times comply with all applicable federal, state and local laws. Vendor represents and warrants to HPG and Purchasers that each of Vendor and its Affiliates has obtained and will obtain and maintain during the Term all licenses, permits and approvals required by applicable laws and regulations for each of its and its Affiliates’ performance under this Agreement.

14.2.
Child Labor and Human Trafficking. Vendor represents and warrants to HPG and Purchasers that Vendor, its Subcontractors and its manufacturers of Products comply with applicable labor and employment laws regarding, and prohibit, any form of child labor or other exploitation of children in the manufacturing and delivery of the Products, consistent with provisions of the International Labor Organization’s (“ILO”) Minimum Age Convention (No. 138), 1973. In addition, in connection with any International Organization for Standardization (“ISO”) certification, Vendor represents and warrants that it complies with a Social Accountability Guideline pursuant to which Vendor disqualifies any manufacturing site that uses unacceptable manufacturing practices, such as child labor, forced labor or unsafe or unsanitary working conditions or trafficking in persons as defined by the Trafficking Protocol (United Nations General Assembly, Protocol to Prevent Suppress and Punish Trafficking in Persons, Especially Women and Children, Supplementing the United Nations Convention Against Transnational Organized Crime, 15 November 2000, available at http://www.unhcr.org/refworld/docid/4720706c0.html). Vendor represents and warrants to HPG and Purchasers that it undertakes periodic inspections of any Subcontractor and manufacturer involved in the provision of Products hereunder to ensure compliance with the foregoing.

 * Confidential treatment has been requested with respect to certain portions of this exhibit. Omitted portions have been filed separately with the Securities and Exchange Commission.

14.3.
Conflict Minerals. Vendor agrees that it will comply with any current and future U.S. Securities and Exchange Commission disclosure rules or other regulations regarding “conflict minerals” promulgated under Section 1502 of the Dodd-Frank Wall Street Reform and Consumer Protection Act, as may be amended and/or supplemented from time to time. Vendor further agreed to undertake periodic inspections of any Subcontractor and manufacturer involved in the provision of Products hereunder to ensure compliance with the foregoing.

14.4.	Access to Vendor Records.

14.4.1
To the extent the requirements of 42 C.F.R. § 420.300 et seq. are applicable to the transactions contemplated by this Agreement, Vendor shall make available to the Secretary of HHS, the Comptroller General of the Government Accountability Office (“GAO”) and their authorized representatives, all contracts, books, documents and records relating to the nature and extent of charges hereunder until the expiration of six (6) years after Products and Services are furnished under this Agreement if Products or Services are of the type reimbursable under Medicare or any other government healthcare program.

14.4.2
If Vendor subcontracts with an organization “related” to Vendor to fulfill Vendor’s obligations under this Agreement, and if said subcontract is worth ten thousand dollars ($10,000) or more over a consecutive twelve (12) month period, Vendor shall ensure that such subcontract contains a clause substantially identical to Section 14.4.1, which permits access by the HHS, GAO and their representatives to the “related” organization’s books and records.

14.5.1	Vendor agrees to comply with 42 U.S.C. § 1320a-7b(b)(3)(A) and the “safe harbor” regulations regarding discounts or other reductions in price set forth at 42 C.F.R. § 1001.952(h).

14.5.2
When Vendor forwards to Purchasers an invoice that does not reflect a Rebate or other reduction in price applicable to Products and/or Services purchased hereunder, Vendor shall include the following language or comparable language on such invoice:

“This invoice does not reflect the net price of supplies to Purchaser. Additional discounts, rebates or other reductions in price may be paid by Vendor and may be reportable under federal regulations at 42 C.F.R. § 1001.952(h).”

14.5.3
When Vendor forwards to Purchasers an invoice that does reflect a net cost of Products and/or Services after a discount to the Purchaser, Vendor shall include the following language or comparable language on such invoice:

“This invoice reflects the net price of supplies to Purchaser. This price is net after a discount or other reduction in price, and the net price as well as any discount may be reportable under federal regulations at 42 C.F.R. § 1001.952(h).”

14.5.4
When Vendor sends Purchasers invoices listing charges that include a capital cost component (e.g., equipment that must be either capitalized or reported as lease expense) and/or an operating cost component (e.g., services and/or supplies), Vendor

 * Confidential treatment has been requested with respect to certain portions of this exhibit. Omitted portions have been filed separately with the Securities and Exchange Commission.

shall separately list the prices, shipping fees and taxes applicable to equipment, supplies and services. The price for all capital component items must be reported on the invoice at the net price, with no discount or Rebate to be received separately or at a later point in time.

14.6.
Government Contractor Requirements. HPG is not a federal government contractor; however, some of the Purchasers that will purchase from Vendor under this Agreement may be federal government contractors or subcontractors. Vendor acknowledges that purchase orders by any such entities incorporate the contract clauses regarding equal employment opportunity and affirmative action contained in 41 C.F.R. § 60-1.4 (Executive Order 11246), 41 C.F.R. § 60-250.5, 60-300.5 (Vietnam Era Veterans Readjustment and Assistance Act), 41 C.F.R. § 60-741.5 (Rehabilitation Act) and 29 C.F.R. § 471 (Executive Order 13496).

14.7.     Audit Rights.

14.7.1
Right to Audit Vendor. HPG shall have the right to review Vendor’s books, documents and records (whether in hard copy, electronic or other form) that pertain directly to the accounts of HPG, Purchasers, and their Affiliates, Vendor’s compliance with the terms of this Agreement, the amounts payable to Vendor under this Agreement, and the GPO Fees and Rebates payable by Vendor for the Products and Services provided by Vendor hereunder. HPG shall exercise such right only during normal business hours and with reasonable advance notice to Vendor. The audit may be conducted by employees of HPG or its Affiliates (including contract employees) or by an external auditing firm selected by HPG.

14.7.2
Methodology. The methodology for such audit may include sampling and extrapolation in accordance with standard statistical estimations. In connection with any such audit, Vendor shall provide an aging report, as well as a report containing the following data fields: GPOID, GLN, COID, Customer Number, Facility/Customer Name, Street Address, City, State, Invoice Date, Invoice Number, PO Number, HPG Contract Number, Contract Name and Description, Product/Item Number, Product/Item Description, Unit of Measure, Quantity Shipped, Unit Price, Extended Price, UOM Conversion Factor and UOM Type. HPG reserves the right to reasonably request, and Vendor agrees to provide, any additional data pertinent to the audit. At the request of HPG, the requested records shall be provided to HPG in electronic form.

14.7.3
Costs. The cost of the audit, including the cost of the auditors, shall be paid by HPG. HPG shall have no obligation to pay any costs incurred by Vendor or Vendor Personnel in cooperating with HPG in such audit.

14.7.4
Audit Executive Summary and Payments. Upon completion of the audit, Vendor will be notified in writing of the results (an “Executive Summary”). If no response to the Executive Summary is received from Vendor within thirty (30) days following its issuance, the Executive Summary shall be deemed accepted by Vendor, and HPG will issue an invoice to Vendor for any amounts due. Vendor shall pay HPG for proper application and allocation, the amount of any overcharges and unapplied credits (as to Purchasers) and underpayments (as to HPG) determined by the audit within thirty (30) days from receipt of an invoice from HPG; Vendor shall not use the overcharges or underpayments as a set-off in any fashion. Payment by Purchasers of mutually negotiated prices for Products that are less than those listed in Exhibit A shall not be

 * Confidential treatment has been requested with respect to certain portions of this exhibit. Omitted portions have been filed separately with the Securities and Exchange Commission.

considered to be undercharges and shall not be applied to reduce the amount of any overcharges by Vendor. The unpaid amount of any overcharges or underpayments shall be subject to a late payment fee as stated in Section 3.5. If the result of the audit is that Vendor has overpaid GPO Fees to HPG, such overpayment may be used as a credit against future GPO Fees payable by Vendor to HPG.

14.7.5
Disputes; Settlement Exclusions. The Parties agree to use good faith efforts to resolve any dispute that may arise from any Executive Summary issued pursuant to Section 14.7.4. If HPG and Vendor enter into any settlement with respect to an audit conducted hereunder, each Purchaser shall have the right to be excluded from such settlement, provided that the pro rata portion of such settlement paid by Vendor that is allocable to such Purchaser is refunded by HPG.

14.7.6
Pricing Validation. The foregoing provisions for conducting audits shall not be construed to preclude HPG or any Purchaser from conducting limited-in-scope reviews of charges by Vendor for purchases under this Agreement to validate accurate invoicing, and requesting that Vendor correct any inaccurate invoices discovered by such review. For clarification purposes, such reviews will not be conducted at Vendor’s premises or offices.

14.8.
Warranty of Non-exclusion. Vendor represents and warrants to HPG, Purchasers and their Affiliates that Vendor and its directors, officers, and key employees: (i) are not currently excluded, debarred, or otherwise ineligible to participate in the federal health care programs as defined in 42 U.S.C. § 1320a-7b(f) or any state healthcare program (collectively, the “Healthcare Programs”); (ii) have not been convicted of a criminal offense related to the provision of healthcare items or services but have not yet been excluded, debarred, or otherwise declared ineligible to participate in the Healthcare Programs; and (iii) are not under investigation or otherwise aware of any circumstances which may result in Vendor being excluded from participation in the Healthcare Programs (collectively, the “Warranty of Non-exclusion”). Vendor’s representations and warranties underlying the Warranty of Non-exclusion shall be ongoing during the Term, and Vendor shall immediately notify HPG of any change in the status of the representations and warranties set forth in this Section 14.8. Any breach of this Section 14.8 shall give HPG the right to terminate this Agreement immediately.

14.9.
No Remuneration. Vendor represents and warrants to HPG and Purchasers that Vendor has not made, is not obligated to make, and will not make any payment or provide any remuneration or items of intrinsic value to any third party or to HPG, Purchasers or their directors, officers or employees in return for HPG entering into this Agreement or for any business transacted under this Agreement (excluding GPO Fees and Rebates).

14.10.
Background Checks. Vendor agrees to perform background checks on any Vendor Personnel who have access to, or may have access to, any Purchaser facility for the purpose of delivering, maintaining, servicing, or removing equipment and/or Products or participating in surgical procedures in which the Products are used, to ensure such Vendor Personnel: (i) are not then-currently excluded, debarred or otherwise ineligible to participate in any federal Healthcare Program or the healthcare program of any state in which such Vendor Personnel will be providing services for a Purchaser; (ii) have not been convicted of a criminal offense related to the provision of healthcare items or services; (iii) have not been convicted of any felony or are not then-currently charged with any felony; (iv) as discovered through any background check or based upon Vendor’s knowledge, have not been terminated from employment by

 * Confidential treatment has been requested with respect to certain portions of this exhibit. Omitted portions have been filed separately with the Securities and Exchange Commission.

any employer or contractor for theft, misappropriation of property, or any other potentially illegal or unethical acts; and (v) have the appropriate I-9 documentation. Vendor shall not use any Vendor Personnel that does not have the appropriate I-9 documentation to provide Services to any Purchaser under this Agreement. Vendor shall obtain a Purchaser’s prior written consent before using any Vendor Personnel failing to meet any of the criteria in (i) - (iv) above to provide Services to any Purchaser under this Agreement or permitting any such Vendor Personnel to have access to any Purchaser facility. Any breach of this Section 14.10 shall give HPG the right to terminate this Agreement immediately.

14.11.	Credentialing. Vendor represents and warrants to HPG and Purchasers that:

14.11.1
Vendor Personnel visiting the premises of a Purchaser shall comply with such Purchaser’s credentialing and other policies, as applicable, including paying all related fees and submitting all information required by Purchaser and/or Purchaser’s credentialing verification organization in the required format and maintaining the accuracy of such information during the Term, including: (i) completed applications including scope of services requested; (ii) information required to conduct background investigations; (iii) letters of compliance; (iv) current licensure and applicable certifications; (v) health requirements verification; (vi) certificate(s) of insurance; (vii) proof of Purchaser educational requirements completion; (viii) Vendor’s job description; (ix) proof of HIPAA training; and (x) proof of operating room protocols training;

14.11.2	Vendor Personnel shall not provide Services on the premises of a Purchaser until such time as such Vendor Personnel have received the required approval from such Purchaser;

14.11.3
Vendor shall provide to each Purchaser, upon request in the requested format, a list of Vendor Personnel providing Services on the premises of such Purchaser, and shall maintain the accuracy of such list of Vendor Personnel during the Term; and

14.11.4
upon any Purchaser’s request, Vendor agrees not to use any Vendor Personnel failing to meet such Purchaser’s credentialing and other policies to provide Services under this Agreement or to otherwise permit any such Vendor Personnel to have access to Purchaser’s premises.

14.12.
Vendor Relations Policy. Vendor acknowledges that HPG has a Vendor Relations Policy relating to ethics and compliance issues between suppliers and HPG, and that it can access such policy through the internet at:

http://www.hpgnews.com/paq/hpg002.pdf

If Vendor becomes aware of any action by any HPG employee or representative that is not consistent with the provisions of Section 14.9 or of the Vendor Relations Policy referenced above, Vendor shall so advise HPG’s Compliance Officer (either by phone to 615-344-3000, or in writing to HPG’s principal place of business) or by calling HPG’s Ethics Line at 1-800-455-1996.

14.13.	Potential Conflicts. Vendor agrees to notify HPG and any applicable Participants of any potential conflict of interest between Vendor Personnel selling Products and any such

 * Confidential treatment has been requested with respect to certain portions of this exhibit. Omitted portions have been filed separately with the Securities and Exchange Commission.

Participants or their employees, representatives or independent contractors (including physicians) possibly involved in the purchasing decision process.

14.14.
Industry Code of Conduct. Vendor acknowledges that it subscribes to and follows the Advanced Medical Technology Association (“AdvaMed”) Code of Conduct, which can be found at http://www.advamed.org. If Vendor is not a member of AdvaMed, Vendor represents that it is aware of the Code of Conduct for AdvaMed and agrees that Vendor Personnel shall comply with such Code of Conduct or a comparable code of conduct for Vendor’s industry in performing Vendor’s obligations hereunder.

15.0	Merger of Terms

15.1.
Entire Agreement; Prior Agreement. This Agreement constitutes the entire agreement between the Parties and, as of the Effective Date, this Agreement terminates and replaces any existing agreement between HPG and Vendor for purchases of products and services comparable to the Products and/or Services by Purchasers (each such existing agreement, a “Prior Agreement”). This Agreement shall exclusively govern the purchases of Products and/or Services by Purchasers that occur during the Term.

15.2.
Other Documents. The terms of any purchase order issued by a Purchaser shall not apply to purchases of Products and/or Services hereunder, except as necessary to designate specific Products and/or Services, quantities, delivery dates, and other similar terms that may vary from order to order; the terms of this Agreement, to the extent applicable, shall be deemed incorporated into such purchase orders. The terms and conditions contained in any invoice, bill of lading, or other documents supplied by Vendor are expressly rejected and superseded by this Agreement and shall not be included in any contract with a Purchaser. No commitment form, standardization incentive program acknowledgement, or any other document shall be required by Vendor to be signed by a Purchaser to purchase Products and/or Services under this Agreement, unless expressly stated herein or later approved in writing by BPG. Any change to such documents that are attached to this Agreement shall first be approved in writing by both Parties.

15.3.
Conflicts. If any conflict arises between the terms herein and the terms of any Exhibit hereto, the priority for control, from first to last priority, shall be Exhibit B, Exhibit A, the terms herein, and then another Exhibit. The terms of this Agreement shall take priority over any conflicting terms contained in any Vendor Product warranty, whether referenced herein, attached to this Agreement, included with any Product sold by Vendor, or included as part of any facility agreement between Vendor and a Purchaser. The terms of this Agreement shall take priority over the terms of any facility agreement, commitment form, standardization incentive program acknowledgement, or other similar form signed by a Purchaser, unless such document expressly states otherwise and has been approved in writing by HPG.

16.0	Modifications of Terms

16.1.
Amendments. Subject to Section 16.2, this Agreement, as executed and approved, shall not be modified except by written amendment signed by the Parties hereto expressly stating an intent to modify the terms of this Agreement.

16.2.
Exhibit A Revisions. The following described informal amendment process for revising Exhibit A may be used by the Parties in place of the amendment process specified in Section 16.1 only when revising catalog numbers for Products (“Exhibit A Revisions”). Exhibit A Revisions shall be implemented by transmission or delivery by an authorized representative

 * Confidential treatment has been requested with respect to certain portions of this exhibit. Omitted portions have been filed separately with the Securities and Exchange Commission.

of one Party of a document expressly stating the desired Exhibit A Revisions and a return transmission or delivery by an authorized representative of the other Party of its consent to such Exhibit A Revisions. The effective date of such Exhibit A Revisions shall be mutually agreed upon by the Parties. For purposes of clarification, a formal amendment pursuant to Section 16.1 shall be required for any price changes, Product additions and/or deletions, modifications to the Products, changes to Exhibit A other than Exhibit A Revisions, or an extension of the Term, as well as for any modifications to the terms of this Agreement.

17.0	Minority and Women Owned Business Enterprises

17.1.
Policies. HPG and Vendor acknowledge their respective company policies and practices to not only encourage, but to expand the participation of Minority and Woman Owned Business Enterprises (“MWBEs”) in their procurement processes, and their desire to work together to encourage the use of MWBEs in fulfillment of their obligations under this Agreement. As used in this Agreement, MWBEs shall be defined to include any company that is (i) a minority owned business, as certified by the National Minority Supplier Development Council (NMSDC) or any local affiliate thereof, (ii) a woman owned business, as certified by the Women’s Business Enterprise National Council (WBENC), or (iii) a service disabled veteran owned business, as certified by the Association for Service Disabled Veterans (ASDV).

17.2.
Contracting with MWBEs. Vendor recognizes and acknowledges that, in conjunction with HPG’s efforts to involve MWBEs in its contracting process, HPG may enter into purchasing agreements with MWBEs that will enable Participants to purchase supplies and/or equipment comparable to the Products hereunder. In such event, notwithstanding any other terms of this Agreement to the contrary, the Parties agree that if HPG enters into any such agreement with any MWBE, such will not be deemed to be a breach of this Agreement by HPG, nor will any purchases by Participants or their Affiliates from MWBEs (i) be deemed to be a breach of this Agreement or any agreement hereunder between Vendor and a Purchaser or (ii) count against any purchasing requirements of a particular tier or any other compliance level commitments.

17.3.
Reporting of MWBE Activity. Vendor shall identify and report in writing to HPG at least semi-annually all MWBE activities in which it participates, specifically identifying such activities and purchases relating to Products and Services obtained under this Agreement (“MWBE Report”). These reports shall be submitted to the recipient listed in Exhibit C using the format shown in Exhibit C. Vendor shall identify in such reports any MWBE Subcontractors used during the reporting period.

18.0	Contracting for Environmentally Acceptable Products; Reprocessing

18.1.
Contracting for Environmentally Acceptable Products. Vendor recognizes and acknowledges that, in conjunction with HPG’s efforts to make environmentally acceptable products available to Participants, if Vendor’s responses to any of questions 6 through 13 in Exhibit D indicate that any of the Products contain any of the chemicals or materials indicated in such questions (or the specified amounts thereof), then HPG may enter into purchasing agreements with suppliers that will enable Participants to purchase alternative products comparable to such Products that do not contain such chemicals or materials (or the specified amounts thereof). Notwithstanding any other terms of this Agreement to the contrary, the Parties agree that if HPG enters into any such agreement, such will not be deemed to be a breach of this Agreement by HPG, nor will any purchases by Participants or their Affiliates from these alternate sources be deemed to be a breach of this Agreement or any agreement hereunder between Vendor and a Purchaser.

 * Confidential treatment has been requested with respect to certain portions of this exhibit. Omitted portions have been filed separately with the Securities and Exchange Commission.

18.2.	Intentionally omitted.

19.0	Miscellaneous

19.1.
Publicity. No advertisement or public announcement of the existence of this Agreement or the relationship created hereby may be made by either Party, unless such Party is required by law to do so, or the Parties mutually agree to do so. In such event, the text of any proposed announcement should be first submitted in writing in accordance with Exhibit B (Vendor contact information).

19.2.	Vendor Name and Logos. Vendor hereby authorizes HPG to use Vendor’s names and logos, as provided by Vendor to HPG, on HPG’s proprietary website and other HPG publications for Participants.

19.3.
Participant-specific Websites. Upon a Participant’s authorization and at Vendor’s sole expense, Vendor may establish one or more websites or web portals specific to such Participant and/or its Affiliates (each, a “Participant-specific Website”), provided that: (i) Vendor maintains any such Participant-specific Website; (ii) access to any such Participant-specific Website is only available to such Participant and/or its Affiliates; (iii) the content of any such Participant-specific Website is limited to Products and/or Services hereunder or any other products and/or services available to purchase under any other contract between HPG and such Vendor or one of its Affiliates; and (iv) such Participant shall have the right to have Vendor remove or take down any such Participant-specific Website immediately at any time.

19.4.	Related Product Offerings. Vendor shall provide to HPG quarterly the products listings set forth in Exhibit B.

19.5.
Assignment. Neither Party shall assign this Agreement, in whole or in part, without the prior written consent of the other Party, which consent shall not be unreasonably withheld. Consent by either Party to such assignment in one instance shall not constitute consent by the Party to any other assignment. Any assignment without such prior written consent shall be void and have no effect. Notwithstanding the foregoing, the following shall not constitute an assignment for purposes of this Section 19.5: (i) the transfer, in whole or in part, of a Party’s rights and obligations under this Agreement to an Affiliate of the transferring Party; provided such Affiliate shall possess the financial and legal wherewithal sufficient to fulfill the obligations of the transferring Party under this Agreement; or (ii) the transfer, in whole or in part, of a Party’s rights and obligations under this Agreement in the event of a significant organizational transaction. For purposes of this Section 19.5, a “significant organizational transaction” means (a) a transaction such as, without limitation, a spin-off or sale of assets of a business, provided that the entity to which this Agreement is transferred was, in whole or in part, an Affiliate of the transferring Party immediately prior to such significant organizational transaction; or (b) an internal reorganization which results in the transferring Party being organized in one or more different legal entities or any other corporate form(s), whether through conversion, merger, or otherwise. Subject to the foregoing, all terms, conditions, covenants and agreements contained herein shall inure to the benefit of and be binding upon any successor and any permitted assignees of the respective Parties.

19.6.
Subcontractors. Vendor may utilize representatives, agents or other third party entities (each a “Subcontractor”) in the performance of Vendor’s obligations under this Agreement if the following additional conditions are met: (i) any Subcontractor shall satisfy the background check requirements set forth in Section 14.10; and (ii) any Subcontractor must have signed

 * Confidential treatment has been requested with respect to certain portions of this exhibit. Omitted portions have been filed separately with the Securities and Exchange Commission.

Vendor’s confidentiality agreement and/or business associate agreement (if applicable), in each case with terms at least as restrictive as those contained herein, prior to any involvement in the performance of Vendor’s obligations under this Agreement. Vendor hereby guarantees and shall remain responsible for the full compliance by each Subcontractor of all duties and obligations that would otherwise apply to Vendor absent the use of such Subcontractor. HPG shall not have to assert or exhaust any remedies against any Subcontractor before asserting against Vendor or recovering from Vendor any Damages arising under any Injury or other claim, or exercising any indemnification or other rights under this Agreement.

19.7.
Independent Contractor Relationship. The Parties agree that Vendor is an independent contractor and that this Agreement does not create any partnership, agency, employment, or joint venture relationship, or any right of either Party or its agents or employees to bind or obligate the other Party to any legal or financial obligation.

19.8.	Governing Law.

19.8.1
As between the Parties, this Agreement, and any claim, controversy or dispute arising under or related to this Agreement, the relationship of the Parties and/or the interpretation and enforcement of their respective rights and obligations hereunder, shall be governed by and construed in accordance with the laws of the State of Tennessee, without regard to its principles of conflict of laws. Jurisdiction and venue for any dispute between Vendor and HPG concerning this Agreement shall rest exclusively within the state and federal courts of Davidson County, Tennessee. Each of Vendor and HPG hereby waives all defenses of lack of personal jurisdiction and forum non conveniens related thereto.

19.8.2
As between Vendor and any Purchaser, this Agreement, and any claim, controversy or dispute arising under or related to this Agreement, the relationship between Vendor and such Purchaser, and/or the interpretation and enforcement of their respective rights and obligations hereunder, shall be governed by and construed in accordance with the laws of the state in which such Purchaser is located, without regard to its principles of conflict of laws. Jurisdiction and venue for any dispute between Vendor and any Purchaser concerning this Agreement shall rest exclusively in a court of competent jurisdiction located in the county and state in which such Purchaser is located. Each of Vendor and Purchaser hereby waives all defenses of lack of personal jurisdiction and forum non conveniens related thereto.

19.9.
Severability. If any provision of this Agreement should for any reason be held invalid, unenforceable or contrary to public policy, the remainder of the Agreement shall remain in full force and effect notwithstanding.

19.10.
Waivers. The waiver of any provision of this Agreement or any right, power or remedy hereunder shall not be effective unless made in writing and signed by both Parties. No failure or delay by either Party in exercising any right, power or remedy with respect to any of its rights hereunder shall operate as a waiver thereof.

19.11.
Headings; Interpretations. The descriptive headings of the sections of this Agreement are inserted for convenience only and shall not control or affect the meaning or construction of any provision hereof. In this Agreement, unless the context otherwise requires: (i) the term

 * Confidential treatment has been requested with respect to certain portions of this exhibit. Omitted portions have been filed separately with the Securities and Exchange Commission.

“days” means calendar days; and (ii) the term “including” shall mean, “including, without limitation.”

19.12.
Notices. Notices under this Agreement shall all be in writing, shall be effective upon receipt and shall be sent to the designated recipients listed in Exhibit B by any of the following methods: (i) facsimile or e-mail with return facsimile or e-mail acknowledging receipt; (ii) United States Postal Service certified or registered mail with return receipt showing receipt; (iii) courier delivery service with proof of delivery; or (iv) personal delivery. Either Party may change the name and address of any of its designated recipients of notices by giving notice as provided for herein.

19.13.
Counterparts; Execution. This Agreement and any amendments hereto may be executed by the Parties hereto individually or in any combination, in one or more counterparts, each of which shall be an original and all of which shall together constitute one and the same agreement. Execution and delivery of this Agreement and any amendments by the Parties shall be legally valid and effective through: (i) executing and delivering the paper copy of the document; (ii) transmitting the executed paper copy of the document by facsimile transmission, or electronic mail in “portable document format” (“.pdf”) or other electronically scanned format; or (iii) creating, generating, sending, receiving or storing by electronic means this Agreement and any amendments, the execution of which is accomplished through use of an electronic process associated with this Agreement, and executed or adopted by a Party with the intent to execute this Agreement (i.e., “electronic signature” through a process such as DocuSign®).

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties hereby indicate their acceptance of the terms of this Agreement by the signatures of their duly authorized representatives.

HealthTrust Purchasing Group, L.P.,        Cardiovascular Systems, Inc.
a Delaware limited partnership, by
HPG Enterprises, LLC, a Delaware
limited liability company, its general partner

HealthTrust Signee: /s/ Michael Berryhill        Vendor Signee: /s/ Padmini Natarajan

HealthTrust Signee Name: Michael Berryhill    Vendor Signee Name: Padmini Natarajan

HealthTrust Signee Title: COO            Vendor Signee Title: Senior Director,                                 Customer Operations

HealthTrust Signature Date:    6/24/2014        Vendor Signature Date: 5/5/2014

 * Confidential treatment has been requested with respect to certain portions of this exhibit. Omitted portions have been filed separately with the Securities and Exchange Commission.

Exhibits List

The following Exhibits are part of the Agreement and are hereby incorporated by reference.

A.    Products and Services with Prices

B.    Specific Purchasing Terms

C.    Vendor MWBE Report

D.	Environmental Disclosures - Standardized Environmental Questions for Medical Products

E.    Acknowledgement Form for Standardization Incentive Program (SIP)

 * Confidential treatment has been requested with respect to certain portions of this exhibit. Omitted portions have been filed separately with the Securities and Exchange Commission.

HealthTrust Purchasing Group, L.P.
Purchasing Agreement
No. HPG-4037
Vendor: Cardiovascular Systems, Inc.
Effective Date: August 1, 2014
Exhibit A
Products and Services with Prices
Products:

Mfr Catalog Number	Long Description	UOM	UOM Factor	Price
DBE-150	STEALTH 360 CLASSIC CROWN, 1.50MM	EA	1	$[*******]*
DBE-200	STEALTH 360 CLASSIC CROWN, 2.00MM	EA	1	$[*******]*
PAGH143392	ASTATO XS 20, PERIPHERAL GUIDEWIRE 300CM	BX	5	$[*******]*
PAGH18M070	TREASURE 12, PERIPHERAL GUIDEWIRE, 180CM	BX	5	$[*******]*
PAGH18M071	ASTATO 30, PERIPHERAL GUIDE WIRE, 180CM	BX	5	$[*******]*
PAGH18M370	TREASURE 12, PERIPHERAL GUIDEWIRE, 300CM	BX	5	$[*******]*
PAGH18M371	ASTATO 30, PERIPHERAL GUIDEWIRE, 300CM	BX	5	$[*******]*
PAGP140000	REGALIA XS 10, PERIPHERAL GUIDEWIRE, 180CM	BX	5	$[*******]*
PAGH143092	REGALIA XS 10, PERIPHERAL GUIDEWIRE, 300CM	BX	5	$[*******]*
PAGH18M072	TREASURE FLOPPY, PERIPHERAL GUIDEWIRE, 190CM	BX	5	$[*******]*
PAGH18M372	TREASURE FLOPPY PERIPHERAL GUIDEWIRE	BX	300CM	$[*******]*
PAGP140300	REGALIA XS 10, PERIPHERAL GUIDEWIRE 300CM	BX	5	$[*******]*
PRD-SC30-125	STEALTH 360 SOLID CROWN, 1.25MM	EA	1	$[*******]*
PRD-SC30-125S	STEALTH 360, SOLID CROWN, 1.25MM MICRO	EA	1	$[*******]*
PRD-SC30-150	STEALTH 360, SOLID CROWN, 1.50MM	EA	1	$[*******]*
PRD-SC30-200	STEALTH 360, SOLID CROWN, 2.00MM	EA	1	$[*******]*
SIP-3000	SALINE INFUSION PUMP	EA	1	$[*******]*
VPR-GW-14	VIPERWIRE ADVANCE, PERIPHERAL, .014” TIP	BX	5	$[*******]*
VPR-GW-17	VIPERWIRE ADVANCE, PERIPHERAL, .017” TIP	BX	5	$[*******]*
VPR-SLD2	VIPERSLIDE LUBRICANT, 100ML BAGS	BX	10	$[*******]*
VPR-TRK	TAPE RADIOPAQUE 30CM VIPERTRACK ADHERENT VESSEL LESION LENGTHS	CA	50	$[*******]*
VPR-TRK 20	TAPE RADIOPAQUE 30CM VIPERTRACK ADHERENT VESSEL LESION LENGTHS	BX	20	$[*******]*
VPR-TRK-MM-20	TAPE RADIOPAQUE 50CM VIPERTRACK	BX	20	$[*******]*
DBP-125MICRO145	DIAMONDBACK 360* 1.25MM MICRO CROWN X 145CM OAS	EA	1	$[*******]*
DBP-125MICRO60	DIAMONDBACK 360* 1.25MM MICRO CROWN X 60CM OAS	EA	1	$[*******]*
DBP-125SOLID60	DIAMONDBACK 360* 1.25MM SOLID CROWN X 60CM OAS	EA	1	$[*******]*
VPR-GW-200	VIPERWIRE ADVANCE, PERIPHERAL, .012” TIP	BX	5	$[*******]*
DBEC-125	DIAMONDBACK CORONARY, CLASSIC CROWN	EA	1	$[*******]*
GWC-12325LG-FLP	VIPERWIRE ADVANCE, CORONARY, .014” TIP	BX	5	$[*******]*

Rebates: N/A
Direct: Yes
Distributor: N/A

 * Confidential treatment has been requested with respect to certain portions of this exhibit. Omitted portions have been filed separately with the Securities and Exchange Commission.

Instruments: Vendor shall provide instruments and any other items used in connection with the Products listed in this Agreement or this Exhibit A at no additional cost.- NOT APPLICABLE

Services: N/A

Rebates: N/A

Prices: N/A

 * Confidential treatment has been requested with respect to certain portions of this exhibit. Omitted portions have been filed separately with the Securities and Exchange Commission.

HealthTrust Purchasing Group, L.P.
Purchasing Agreement
No. HPG-4037
Vendor: Cardiovascular Systems, Inc.
Effective Date: August 1, 2014
Exhibit B
Specific Purchasing Terms

Product	Award Basis
Orbital Atherectomy System	Multi

Effective Date:    August 1, 2014

Expiration Date:    July 31, 2017

Prior Agreement:	The prior agreement between HPG and Vendor dated July 15, 2011 is replaced by this Agreement upon the Effective Date, as provided in Section 15.1.

Market Level Pricing:    If the award basis stated above for any Product is other than Sole Source, Vendor acknowledges that if any Participant is able to commit a selected group of its Affiliated Purchasers to purchase from Vendor on a higher commitment basis (either by market share percentage or award basis), or to otherwise provide value to Vendor, then Vendor agrees to provide mutually acceptable reduced prices for Products for such Purchasers (“Committed Purchasers”). In each such event, HPG, Vendor, and the Participant shall enter into an amendment to this Agreement specifically for such Committed Purchasers, which shall state the reduced prices for Products and other applicable terms, and shall list the Committed Purchasers that are eligible for such prices, subject to any applicable commitment stated therein. Except as modified by such amendment, the terms of this Agreement shall apply to purchases of Products by Committed Purchasers, and such purchases shall be deemed to have been made under this Agreement. If the Committed Purchasers fail to meet any agreed upon commitments, Vendor’s sole remedy shall be to terminate the applicable amendment and move the Committed Purchasers to the prices applicable under this Agreement. The terms of this Agreement shall control in the event of any conflict with the terms of any such amendment

Contacts for Notices:

HPG’s contact for notices under the Agreement:

Sr. Vice President, Strategic Sourcing
HealthTrust Purchasing Group, L.P.
155 Franklin Road, Suite 400
Brentwood, Tennessee 37027

With a copy to:

Chief Legal Officer
HealthTrust Purchasing Group, L.P.
155 Franklin Road, Suite 400
Brentwood, Tennessee 37027

 * Confidential treatment has been requested with respect to certain portions of this exhibit. Omitted portions have been filed separately with the Securities and Exchange Commission.

Vendor’s contact for notices under the Agreement:

Kevin Burke, Vice President-Market Development
Cardiovascular Systems Inc.
651 Campus Drive,
Saint Paul, MN 55112

With a copy to:

Padmini Natarajan, Senior Director, Customer Operations
Cardiovascular Systems Inc.
651 Campus Drive,
Saint Paul, MN 55112

Additional Products or Services Provided at No Additional Charge: N/A

Product Warranty Duration: For the shelf life of the product as indicated on packaging

Tracked Devices: N/A

Ordering Process:

Internet
EDI
Purchase Order
Verbal
Facsimile
Other
Not applicable - Product only available from Distributors

Ordering Point:

Vendor Direct only
Distributor only
Either Vendor Direct or Distributor

Distributors: N/A

Distributor Pricing: N/A
F.O.B. Designation:

Shipments as a result of orders filled by Vendor shall be:

F.O.B. Origin
F.O.B. Destination

Delivery Time: Seven (7) calendar days from receipt of order.

Required Fill Rate: Ninety-five percent (95%).

Payment Terms:

 * Confidential treatment has been requested with respect to certain portions of this exhibit. Omitted portions have been filed separately with the Securities and Exchange Commission.

GPO Fees: [*******]* percent ([*******]*%) on all purchases made (i.e. payments received by Vendor) between the Effective Date and the first anniversary of the Effective Date, and [*******]* percent ([*******]* %) for all orders and purchases made thereafter.

Vendor shall pay to HPG such GPO Fees related to purchases hereunder during each calendar quarter during the Term within thirty (30) days after the expiration of each calendar quarter.

Rebates: Rebates shall be based on purchases by Purchasers under this Agreement made during each calendar quarter during the Term, and shall be paid within thirty (30) days after the expiration of each calendar quarter.

Purchasing Invoice: Net due forty-five (45) days from the latter of receipt of invoice or receipt of Product.

Electronic Payment Programs: Vendor shall accept payment through electronic payment programs (e.g., the American Express Buyer Initiated Payment (BIP) Solution, Bank of America’s ePayables) for all payments arising under this Agreement.

Addresses for Payments: GPO Fees and Rebates shall be sent to HPG as follows:

For delivery of checks that require proof of delivery:
HealthTrust Purchasing Group, L.P.
c/o Wells Fargo
Attn: Wholesale Lockbox- P. O. Box 751576
Building 2C2-NC 0802
1525 West WT Harris Blvd
Charlotte, North Carolina 28262
Telephone No.: 704-590-5382

For ACH payments:
Bank Name: Wells Fargo

Account Name: HealthTrust Purchasing Group, L.P.

For wire payments:
HealthTrust Purchasing Group, L.P.
c/o Wells Fargo

For all other mail deliveries:
HealthTrust Purchasing Group, L.P.
c/o Wells Fargo

P.O. Box 751576
Charlotte, North Carolina 28275-1576

HPG reserves the right to revise the above payment address information by providing written notice to Vendor.

* Confidential treatment has been requested with respect to certain portions of this exhibit. Omitted portions have been filed separately with the Securities and Exchange Commission.

 * Confidential treatment has been requested with respect to certain portions of this exhibit. Omitted portions have been filed separately with the Securities and Exchange Commission.

Freight / Shipping Charges:

Freight/shipping charges are not included in the Product price and shall be “prepaid” by Vendor and added to the invoice as a separate line item that is identified as either a “freight” or “shipping” charge. The freight/shipping charge shall not include any additional amounts for shipping for which Vendor is responsible pursuant to Sections 7.2 and 7.3 of the Agreement.

If Purchaser chooses to use a third party freight management service for the delivery of Products, then the delivery terms for all such Products shall be pursuant to Section 8.4 of the Agreement.

Freight/shipping charges are included in the Product price, subject to Purchaser’s obligations to pay any additional expedited freight/shipping charges (if such expedited delivery is requested by Purchaser), as stated in Section 8.1 of the Agreement.

Freight collect via carrier designated by Purchaser or HPG.

N/A - Products available only via distribution.

Insurance Policy Minimum Amounts:

Per Occurrence: Ten million dollars ($10,000,000).

In the Annual Aggregate: Twenty-five million dollars ($25,000,000).

Membership Service Fee:

$5,000.00 per Participant.

Product Discrepancy Fee:

$2,500.00 per Product researched.

Vendor Customer Service: Vendor’s customer service representatives shall be available between 8:00 A.M. and 6:00 P.M. Eastern Time, Monday through Friday, except for holidays.

Training, Repair, Safety:

Operator training to be provided to each Purchaser by Vendor: YES

Preventative maintenance and repair instruction to be supplied to each Purchaser by Vendor: YES

Repair and replacement parts lists, ordering instructions, and alternative sources of parts to be supplied to each Purchaser by Vendor: YES

Material Safety Data Sheets for all material/chemical Product purchases in compliance with OSHA standards and those of any other applicable federal, state or local law or regulation to be provided to each Purchaser by Vendor: YES

 * Confidential treatment has been requested with respect to certain portions of this exhibit. Omitted portions have been filed separately with the Securities and Exchange Commission.

Related Product Offerings:

With respect to each product category under this Agreement, Vendor shall provide to HPG quarterly a listing of (i) its and its Affiliates’ entire offering of products in each such product category and (ii) to the extent reasonably available, its competitors’ offerings of products in each such product category, in the form of the following worksheet:

Xref Catalog
Template for Supplier

The file containing the products listings shall be uploaded to:

http://www.healthtrustcorp.com/xref

 * Confidential treatment has been requested with respect to certain portions of this exhibit. Omitted portions have been filed separately with the Securities and Exchange Commission.

HealthTrust Purchasing Group, L.P.
Purchasing Agreement
No. HPG-4037
Vendor: Cardiovascular Systems, Inc.
Effective Date: August 1, 2014

Exhibit C
Vendor MWBE Report

Vendor name:

Reporting period: semi-annually

List each MWBE Subcontractor (name/address/phone) and provide the following for each:

minority/woman owned business (use diversity codes listed below)
applicable HPG agreement number
products/services provided
spend (state applicable period)

Total spend for all MWBE activity:

Diversity codes:
MBE (minority business enterprise)
African
Hispanic
Native
Asian-Pacific and Hasidic Jewish Americans
WBE (woman business enterprise) (non-minority woman owned business)
DIS (service disabled)

NOTE: 1. Do not include contractors with less than $5,000 in spend. 2. An electronic copy of a Vendor MWBE Report is available upon request.	Submit form to: Director of Business Diversity HealthTrust Purchasing Group 155 Franklin Road Suite 400 Brentwood, TN 37027 Fax: (615) 344-3096	For questions contact: Director of Business Diversity

 * Confidential treatment has been requested with respect to certain portions of this exhibit. Omitted portions have been filed separately with the Securities and Exchange Commission.

HealthTrust Purchasing Group, L.P.
Purchasing Agreement
No. HPG-4037
Vendor: Cardiovascular Systems, Inc.
Effective Date: August 1, 2014

Exhibit D

Environmental Disclosures - Standardized Environmental Questions for Medical Products

Copy of
Standardized EPP Que

 * Confidential treatment has been requested with respect to certain portions of this exhibit. Omitted portions have been filed separately with the Securities and Exchange Commission.

HealthTrust Purchasing Group, L.P.
Purchasing Agreement
No. HPG-4037
Vendor: Cardiovascular Systems, Inc.
Effective Date: August 1, 2014
Exhibit E

Standardization Incentive Program - [Facility] Acknowledgement Form
HealthTrust Purchasing Group, L.P.
Purchasing Agreement
No. HPG-4037
Vendor: Cardiovascular Systems Inc.
Effective Date: August 1, 2014

The undersigned [Facility] hereby commits to purchase from Cardiovascular Systems Inc. (“Vendor”) “Covered Products” (as defined herein) available under that Purchasing Agreement between HealthTrust Purchasing Group, L.P. (“HPG”) and Vendor, dated August 1, 2014 for Coronary and Non-Coronary Atherectomy devices as same may be amended (HPG-4037, the “Agreement”) according to the terms herein. [Facility] understands that its eligibility to participate in Vendor’s Standardization Incentive Program (“SIP”) is contingent upon signing this Acknowledgement Form and that any standardization programs in place between Vendor and [Facility] is superseded by this SIP.

Option A
[Facility] hereby commits to purchase quarterly from Vendor at least 30 units coronary atherectomy devices. In consideration of such commitment and based upon execution of this Acknowledgement Form, Vendor agrees to [pay a __five _______ percent (___5__%) Rebate on purchases of Covered Products. Rebates shall be based on purchases by [Facility] under this Agreement made during each quarter during the term hereof, and shall be paid to HPG within thirty (30) days after the expiration of each quarter.

OR

Option B
[Facility] hereby commits to purchase quarterly from Vendor at least 30 units OR ______ninety _________ percent (_90___%) of its requirements for non-coronary Atherectomy devices. In consideration of such commitment and based upon execution of this Acknowledgement Form, Vendor agrees to [pay a _____five______ percent (_5___%) Rebate on purchases of Covered Products. Rebates shall be based on purchases by [Facility] under this Agreement made during each quarter during the term hereof, and shall be paid to HPG within thirty (30) days after the expiration of each quarter.

OR

 * Confidential treatment has been requested with respect to certain portions of this exhibit. Omitted portions have been filed separately with the Securities and Exchange Commission.

Option C
[Facility] hereby commits to purchase quarterly from Vendor at least _15____ units OR _____seventy ______ percent (_70___%) of its requirements for non-coronary Atherectomy devices. In consideration of such commitment and based upon execution of this Acknowledgement Form, Vendor agrees [pay a ____two _______ percent (_2___%) Rebate on purchases of Covered Products. Rebates shall be based on purchases by [Facility] under this Agreement made during each quarter during the term hereof, and shall be paid to HPG within thirty (30) days after the expiration of each quarter.

Covered Products: Mechanical Atherectomy

In the event [Facility] fails to meet its commitment on Covered Products as described above, Vendor’s sole remedy shall be termination of [Facility’s] participation in the SIP by providing sixty (60) days prior written notice to [Facility], in which time [Facility] shall have an opportunity to cure. If such notice is given and [Facility] fails to timely cure, this Acknowledgement Form shall terminate, the pricing going forward for Covered Products shall be the standard contract pricing under the Agreement then in effect and no Rebates provided for under this SIP shall be paid.

[Facility] may terminate its participation in Vendor’s SIP and this Acknowledgement Form at any time upon providing thirty (30) days prior written notice to Vendor. HPG may terminate [Facility’s] participation in Vendor’s SIP and this Acknowledgement Form at any time upon providing thirty (30) days prior written notice to Vendor and [Facility].

PURCHASER                        VENDOR

By:	By:

Name:	Name:

Title:	Title:

Date:	Date:

GPOID#
Group Name
Group Address City, State Zip

Please fax signed copy to
Attn: Padmini Natarajan
Vendor email address: pnatarajan@csi360.com
Fax:    1(612) 677-3355
Phone: 1(651) 259-2025

 * Confidential treatment has been requested with respect to certain portions of this exhibit. Omitted portions have been filed separately with the Securities and Exchange Commission.